Exhibit 99

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Aon Corporation

We have audited the accompanying consolidated statements of financial position of Aon Corporation (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aon Corporation at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 22 to the consolidated financial statements, on April 2, 2012, the Company completed the reorganization of the corporate structure of the group of companies controlled by Aon Corporation, as holding company of the Aon group, pursuant to which Aon Corporation merged with one of its indirect, wholly-owned subsidiaries and Aon plc became the publicly-held parent company of the Aon group (transaction referred to as the “Redomestication”).  As discussed in Note 20 to the consolidated financial statements, the Company has disclosed condensed consolidating financial information in accordance with Rule 3-10 of Regulation S-X because the debt securities issued by the Company are fully and unconditionally guaranteed by Aon plc.  Additionally, as discussed in Note 21 to the consolidated financial statements, the Company has adopted Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income, resulting in retrospective presentation of comprehensive income in its consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Aon Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois
February 24, 2012, except for Notes 20, 21, and 22 and the addition of the consolidated statements of comprehensive income, as to which the date is

August 31, 2012

Aon Corporation

Consolidated Statements of Income

(millions, except per share data)	Years ended December 31	2011	2010	2009
Revenue
Commissions, fees and other		$11,235	$8,457	$7,521
Fiduciary investment income		52	55	74
Total revenue		11,287	8,512	7,595
Expenses
Compensation and benefits		6,567	5,097	4,597
Other general expenses		3,114	2,189	1,977
Total operating expenses		9,681	7,286	6,574
Operating income		1,606	1,226	1,021
Interest income		18	15	16
Interest expense		(245)	(182)	(122)
Other income		5	—	34
Income from continuing operations before income taxes		1,384	1,059	949
Income taxes		378	300	268
Income from continuing operations		1,006	759	681
Income (loss) from discontinued operations before income taxes		5	(39)	83
Income taxes (benefit)		1	(12)	(28)
Income (loss) from discontinued operations		4	(27)	111
Net income		1,010	732	792
Less: Net income attributable to noncontrolling interests		31	26	45
Net income attributable to Aon stockholders		$979	$706	$747
Net income attributable to Aon stockholders
Income from continuing operations		$975	$733	$636
Income (loss) from discontinued operations		4	(27)	111
Net income		$979	$706	$747
Basic net income (loss) per share attributable to Aon stockholders
Continuing operations		$2.91	$2.50	$2.25
Discontinued operations		0.01	(0.09)	0.39
Net income		$2.92	$2.41	$2.64
Diluted net income (loss) per share attributable to Aon stockholders
Continuing operations		$2.86	$2.46	$2.19
Discontinued operations		0.01	(0.09)	0.38
Net income		$2.87	$2.37	$2.57
Cash dividends per share paid on common stock		$0.60	$0.60	$0.60
Weighted average common shares outstanding — basic		335.5	293.4	283.2
Weighted average common shares outstanding — diluted		340.9	298.1	291.1

See accompanying Notes to Consolidated Financial Statements.

Aon Corporation

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(millions)	2011	2010	2009
Net income	$1,010	$732	$792
Less: Net income attributable to noncontrolling interests	31	26	45
Net income attributable to Aon stockholders	$979	$706	$747
Other comprehensive loss, net of tax:
Change in accounting principle	—	(44)	—
Change in fair value of derivatives	(13)	(24)	13
Change in investment gains/(losses)	—	—	(12)
Foreign currency translation adjustments	(43)	(135)	203
Post-retirement benefit obligation	(396)	(41)	(413)
Total other comprehensive loss	(452)	(244)	(209)
Less: Other comprehensive income (loss) attributable to noncontrolling interests	1	(2)	4
Total other comprehensive loss attributable to Aon stockholders	(453)	(242)	(213)
Comprehensive income attributable to Aon stockholders	$526	$464	$534

See accompanying Notes to the Consolidated Financial Statements.

Aon Corporation

Consolidated Statements of Financial Position

(millions, except par value)	As of December 31	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$272	$346
Short-term investments		785	785
Receivables, net		3,183	2,701
Fiduciary assets		10,838	10,063
Other current assets		427	624
Total Current Assets		15,505	14,519
Goodwill		8,770	8,647
Intangible assets, net		3,276	3,611
Fixed assets, net		783	781
Investments		239	312
Deferred tax assets		258	305
Other non-current assets		721	807
TOTAL ASSETS		$29,552	$28,982
LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES
Fiduciary liabilities		$10,838	$10,063
Short-term debt and current portion of long-term debt		337	492
Accounts payable and accrued liabilities		1,832	1,810
Other current liabilities		753	584
Total Current Liabilities		13,760	12,949
Long-term debt		4,155	4,014
Deferred tax liabilities		301	663
Pension, other post retirement, and post employment liabilities		2,192	1,896
Other non-current liabilities		1,024	1,154
TOTAL LIABILITIES		21,432	20,676
EQUITY
Common stock — $1 par value Authorized: 750 shares (issued: 2011 — 386.4; 2010 — 385.9)		386	386
Additional paid-in capital		4,021	4,000
Retained earnings		8,594	7,861
Treasury stock at cost (shares: 2011 — 61.6; 2010 — 53.6)		(2,553)	(2,079)
Accumulated other comprehensive loss		(2,370)	(1,917)
TOTAL AON STOCKHOLDERS’ EQUITY		8,078	8,251
Noncontrolling interests		42	55
TOTAL EQUITY		8,120	8,306
TOTAL LIABILITIES AND EQUITY		$29,552	$28,982

See accompanying Notes to Consolidated Financial Statements.

Aon Corporation

Consolidated Statements of Stockholders’ Equity

(millions)	Shares	Common Stock and Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss, Net of Tax	Noncontrolling Interests	Total	Comprehensive Income
Balance at January 1, 2009	361.7	$3,582	$6,816	$(3,626)	$(1,462)	$105	$5,415	$737
Net income	—	—	747	—	—	45	792	$792
Shares issued — employee benefit plans	1.0	119	—	—	—	—	119	—
Shares purchased	—	—	—	(590)	—	—	(590)	—
Shares reissued — employee benefit plans	—	(357)	(63)	357	—	—	(63)	—
Tax benefit — employee benefit plans	—	25	—	—	—	—	25	—
Stock compensation expense	—	209	—	—	—	—	209	—
Dividends to stockholders	—	—	(165)	—	—	—	(165)	—
Change in net derivative gains/losses	—	—	—	—	13	—	13	13
Change in net unrealized investment gains/losses	—	—	—	—	(12)	—	(12)	(12)
Net foreign currency translation adjustments	—	—	—	—	199	4	203	203
Net post-retirement benefit obligation	—	—	—	—	(413)	—	(413)	(413)
Purchase of subsidiary shares from noncontrolling interests	—	—	—	—	—	(3)	(3)	—
Capital contribution by noncontrolling interests	—	—	—	—	—	35	35	—
Deconsolidation of noncontrolling interests	—	—	—	—	—	(102)	(102)	—
Dividends paid to noncontrolling interests on subsidiary common stock	—	—	—	—	—	(32)	(32)	—
Balance at December 31, 2009	362.7	3,578	7,335	(3,859)	(1,675)	52	5,431	$583
Adoption of new accounting guidance	—	—	44	—	(44)	—	—	(44)
Balance at January 1, 2010	362.7	3,578	7,379	(3,859)	(1,719)	52	5,431	539
Net income	—	—	706	—	—	26	732	$732
Shares issued — Hewitt acquisition	61.0	2,474	—	—	—	—	2,474	—
Shares issued — employee benefit plans	2.2	135	—	—	—	—	135	—
Shares purchased	—	—	—	(250)	—	—	(250)	—
Shares reissued — employee benefit plans	—	(370)	(49)	370	—	—	(49)	—
Shares retired	(40.0)	(1,660)	—	1,660	—	—	—	—
Tax benefit — employee benefit plans	—	20	—	—	—	—	20	—
Stock compensation expense	—	221	—	—	—	—	221	—
Dividends to stockholders	—	—	(175)	—	—	—	(175)	—
Change in net derivative gains/losses	—	—	—	—	(24)	—	(24)	(24)
Net foreign currency translation adjustments	—	—	—	—	(133)	(2)	(135)	(135)
Net post-retirement benefit obligation	—	—	—	—	(41)	—	(41)	(41)
Purchase of subsidiary shares from noncontrolling interests	—	(12)	—	—	—	(3)	(15)	—
Capital contribution by noncontrolling interests	—	—	—	—	—	2	2	—
Dividends paid to noncontrolling interests on subsidiary common stock	—	—	—	—	—	(20)	(20)	—
Balance at December 31, 2010	385.9	4,386	7,861	(2,079)	(1,917)	55	8,306	$532
Net income	—	—	979	—	—	31	1,010	$1,010
Shares issued — employee benefit plans	0.5	113	(1)	—	—	—	112	—
Shares purchased	—	—	—	(828)	—	—	(828)	—
Shares reissued — employee benefit plans	—	(354)	(45)	354	—	—	(45)	—
Tax benefit — employee benefit plans	—	36	—	—	—	—	36	—
Stock compensation expense	—	235	—	—	—	—	235	—
Dividends to stockholders	—	—	(200)	—	—	—	(200)	—
Change in net derivative gains/losses	—	—	—	—	(13)	—	(13)	(13)
Net foreign currency translation adjustments	—	—	—	—	(44)	1	(43)	(43)
Net post-retirement benefit obligation	—	—	—	—	(396)	—	(396)	(396)
Purchase of subsidiary shares from noncontrolling interests	—	(9)	—	—	—	(15)	(24)	—
Dividends paid to noncontrolling interests on subsidiary common stock	—	—	—	—	—	(30)	(30)	—
Balance at December 31, 2011	386.4	$4,407	$8,594	$(2,553)	$(2,370)	$42	$8,120	$558

See accompanying Notes to Consolidated Financial Statements.

Aon Corporation

Consolidated Statements of Cash Flows

(millions)	Years ended December 31	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income		$1,010	$732	$792
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from sales of businesses, net		(6)	43	(91)
Depreciation of fixed assets		220	151	149
Amortization of intangible assets		362	154	93
Stock compensation expense		235	221	209
Deferred income taxes		146	76	138
Change in assets and liabilities:
Fiduciary receivables		(14)	816	358
Short-term investments — funds held on behalf of clients		(713)	(19)	90
Fiduciary liabilities		727	(797)	(448)
Receivables, net		(494)	(69)	(63)
Accounts payable and accrued liabilities		—	(280)	(54)
Restructuring reserves		(73)	(64)	67
Current income taxes		120	—	(105)
Pension and other post employment liabilities		(399)	(130)	(404)
Other assets and liabilities		(103)	(51)	(231)
CASH PROVIDED BY OPERATING ACTIVITIES		1,018	783	500
CASH FLOWS FROM INVESTING ACTIVITIES
Sale of long-term investments		190	90	73
Purchase of long-term investments		(30)	(34)	(158)
Net (purchase) sale of short-term investments — non-fiduciary		(8)	(337)	259
Acquisition of businesses, net of cash acquired		(97)	(2,078)	(263)
Capital expenditures		(241)	(180)	(140)
CASH USED FOR INVESTING ACTIVITIES		(186)	(2,539)	(229)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock		(828)	(250)	(590)
Issuance of stock for employee benefit plans		201	194	163
Issuance of debt		1,673	2,905	1,093
Repayment of debt		(1,688)	(816)	(1,118)
Cash dividends to stockholders		(200)	(175)	(165)
Purchase of shares from noncontrolling interests		(24)	(15)	(3)
Dividends paid to noncontrolling interests		(30)	(20)	(32)
CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES		(896)	1,823	(652)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS		(10)	62	16
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS		(74)	129	(365)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		346	217	582
CASH AND CASH EQUIVALENTS AT END OF YEAR		$272	$346	$217
Supplemental disclosures:
Interest paid		$240	$158	$103
Income taxes paid, net of refunds		77	192	182
Non-cash transactions:
Acquisition of Hewitt, common stock issued and stock options assumed		$—	$2,474	$—

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1.                   Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the accounts of Aon Corporation and all controlled subsidiaries (“Aon” or the “Company”). All material intercompany balances and transactions have been eliminated. The consolidated financial statements as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010, and 2009, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the Company’s consolidated financial position, results of operations and cash flows for all periods presented.

Reclassifications and Change in Presentation

Certain amounts in prior years’ consolidated financial statements and related notes have been reclassified to conform to the 2011 presentation.

Changes in the presentation of the Consolidated Statements of Cash Flows for 2010 and 2009 were made related to “Net (purchase) sales of short-term investments — funds held on behalf of clients.” This line item had previously been presented in cash flows from investing activities and is now included in cash flows from operating activities. The Company believes this provides greater clarity into the operating and investing activities of the Company as this amount was offset by “Changes in funds held on behalf of clients” in the cash flows from operating activities. Although the Company invests funds held on behalf of clients, the handling of client money is believed to be part of the Company’s day-to-day operating activities. The current year presentation separates “Fiduciary receivables,” “Fiduciary liabilities,” and “Short-term investments — funds held on behalf of clients” which, when taken together, net to zero. These three line items represent the changes in fiduciary funds when aggregated.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Aon adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, and foreign currency movements have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

2.                   Summary of Significant Accounting Principles and Practices

Revenue Recognition

Risk Solutions segment revenues include insurance commissions and fees for services rendered and investment income on funds held on behalf of clients. Revenues are recognized when they are realized or realizable. The Company considers revenues to be earned and realized or realizable when there is persuasive evidence of an arrangement with a client, there is a fixed or determinable price, services have been rendered, and collectability is reasonably assured. For brokerage commissions, revenue is typically considered to be earned and realized or realizable at the completion of the placement process. Commission revenues are recorded net of allowances for estimated policy cancellations, which are determined based on an evaluation of historical and current cancellation data. Commissions on premiums billed directly by insurance carriers are recognized as revenue when the Company has sufficient information to conclude the amount due is determinable, which may not occur until cash is received from the insurance carrier. In instances when commissions relate to policy premiums that are billed in installments, revenue is recognized when the Company has sufficient information to determine the appropriate billing and the associated commission. Fees for services provided to clients are generally recognized ratably over the period that the services are rendered. Investment income is recognized as it is earned and realized or realizable.

HR Solutions segment revenues consist primarily of fees paid by clients for consulting advice and outsourcing contracts. Fees paid by clients for consulting services are typically charged on an hourly, project or fixed-fee basis. Revenues from time-and-materials or cost-plus arrangements are recognized as services are performed. Revenues from fixed-fee contracts are generally recognized ratably over the term of the contract. Reimbursements received for out-of-pocket expenses are recorded as a component of revenues. The Company’s outsourcing contracts typically have three-to-five year terms for benefits services and five-to-ten year terms for human resources business process outsourcing (“HR BPO”) services. The Company recognizes revenues as services are performed. The Company also receives implementation fees from clients either up-front or over the ongoing services period as a component of the fee per participant. Lump sum implementation fees received from a client are initially deferred and generally recognized ratably over the ongoing contract services period. If a client terminates an outsourcing services arrangement prior to the end of the contract, a loss on the contract may be recorded, if necessary, and any remaining deferred implementation revenues would then be recognized into earnings over the remaining service period through the termination date. Services provided outside the scope of the Company’s outsourcing contracts are recognized on a time-and-material or fixed-fee basis.

In connection with the Company’s long-term outsourcing service agreements, highly customized implementation efforts are often necessary to set up clients and their human resource or benefit programs on the Company’s systems and operating processes. For outsourcing services sold separately or accounted for as a separate unit of accounting, specific, incremental and direct costs of implementation incurred prior to the services going live are generally deferred and amortized over the period that the related ongoing services revenue is recognized. Such costs may include internal and external costs for coding or customizing systems, costs for conversion of client data and costs to negotiate contract terms. For outsourcing services that are accounted for as a combined unit of accounting, specific, incremental and direct costs of implementation, as well as ongoing service delivery costs incurred prior to revenue recognition commencing, are deferred and amortized over the remaining contract services period. Contracts are assessed periodically to determine if they are onerous, in which case a loss is recognized in the current period. Deferred costs are assessed for recoverability, to the extent the deferred cost exceeds related deferred revenue.

Stock Compensation Costs

Share-based payments to employees, including grants of employee stock options, restricted stock and restricted stock units (“RSUs”), performance share awards (“PSAs”) as well as employee stock purchases related to the Employee Stock Purchase Plan, are measured based on estimated grant date fair value. The Company recognizes compensation expense over the requisite service period for awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Pension and Other Post-Retirement Benefits

The Company has net period cost relating to its pension and other post-retirement benefit plans based on calculations that include various actuarial assumptions, including discount rates, assumed rates of return on plan assets, inflation rates, mortality rates, compensation increases, and turnover rates. The Company reviews its actuarial assumptions on an annual basis and modifies these assumptions based on current rates and trends. The effects of gains, losses, and prior service costs and credits are amortized over future service periods or future estimated lives if the plans are frozen. The funded status of each plan, calculated as the fair value of plan assets less the benefit obligation, is reflected in the Company’s Consolidated Statements of Financial Position using a December 31 measurement date.

Net Income per Share

Basic net income per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding, including participating securities, which consist of unvested stock awards with non-forfeitable rights to dividends. Diluted net income per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares (excluding those that are considered participating securities), including certain contingently issuable shares. The diluted earnings per share calculation reflects the more dilutive effect of either (1) the two-class method that assumes that the participating securities have not been exercised, or (2) the treasury stock method.

Certain common stock equivalents, related primarily to options, were not included in the computation of diluted income per share because their inclusion would have been antidilutive.

Cash and Cash Equivalents

Cash and cash equivalents include cash balances and all highly liquid investments with initial maturities of three months or less. Cash and cash equivalents included restricted balances of $191 million and $60 million at December 31, 2011 and 2010, respectively. The increase in the restricted balances is primarily due to a requirement for the Company to hold approximately $120 million of operating funds in the U.K.

Short-term Investments

Short-term investments include certificates of deposit, money market funds and highly liquid debt instruments purchased with initial maturities in excess of three months but less than one year and are carried at amortized cost, which approximates fair value.

Fiduciary Assets and Liabilities

In its capacity as an insurance agent and broker, Aon collects premiums from insureds and, after deducting its commission, remits the premiums to the respective insurers. Aon also collects claims or refunds from insurers on behalf of insureds. Uncollected premiums from insureds and uncollected claims or refunds from insurers are recorded as Fiduciary assets in the Company’s Consolidated Statements of Financial Position. Unremitted insurance premiums and claims are held in a fiduciary capacity and the obligation to remit these funds is recorded as Fiduciary liabilities in the Company’s Consolidated Statements of Financial Position. Some of the Company’s outsourcing agreements also require it to hold funds to pay certain obligations on behalf of clients. These funds are also recorded as Fiduciary assets with the related obligation recorded as Fiduciary liabilities in the Company’s Consolidated Statements of Financial Position.

Aon maintained premium trust balances for premiums collected from insureds but not yet remitted to insurance companies of $4.2 billion and $3.5 billion at December 31, 2011 and 2010, respectively. These funds and a corresponding liability are included in Fiduciary assets and Fiduciary liabilities, respectively, in the accompanying Consolidated Statements of Financial Position.

Allowance for Doubtful Accounts

The Company’s allowance for doubtful accounts with respect to receivables is based on a combination of factors, including evaluation of historical write-offs, aging of balances and other qualitative and quantitative analyses. Receivables included an allowance for doubtful accounts of $104 million and $102 million at December 31, 2011 and 2010, respectively.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Included in this category is internal use software, which is software that is acquired, internally developed or modified solely to meet internal needs, with no plan to market externally. Costs related to directly obtaining, developing or upgrading internal use software are capitalized. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are generally as follows:

Asset Description	Asset Life
Software	3 to 7 years
Leasehold improvements	Lesser of estimated useful life or lease term
Furniture, fixtures and equipment	4 to 10 years
Computer equipment	4 to 6 years
Buildings	35 years
Automobiles	6 years

Investments

The Company accounts for investments as follows:

•                  Equity method investments — Aon accounts for limited partnership and other investments using the equity method of accounting if Aon has the ability to exercise significant influence over, but not control of, an investee. Significant influence generally represents an ownership interest between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are initially recorded at cost and are subsequently adjusted for additional capital contributions, distributions, and Aon’s proportionate share of earnings or losses.

•                  Cost method investments — Investments where Aon does not have an ownership interest of greater than 20% or the ability to exert significant influence over the operations of the investee are carried at cost.

•                  Fixed-maturity securities are classified as available for sale and are reported at fair value with any resulting unrealized gain or loss recorded directly to stockholders’ equity as a component of Accumulated other comprehensive loss in the Company’s Consolidated Statement of Financial Position, net of deferred income taxes. Interest on fixed-maturity securities is recorded in Interest income in the Company’s Consolidated Statements of Income when earned and is adjusted for any amortization of premium or accretion of discount.

The Company assesses any declines in the fair value of investments to determine whether such declines are other-than-temporary. This assessment is made considering all available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition and the near-term prospects of the entity issuing the security, and the Company’s ability and intent to hold the investment until recovery of its cost basis. Other-than-temporary impairments of investments are recorded as part of Other income in the Consolidated Statements of Income in the period in which the determination is made.

Goodwill and Intangible Assets

Goodwill represents the excess of acquisition cost over the fair value of the net assets in the acquisition of a business. Goodwill is allocated to various reporting units, which are one reporting level below the operating segment. Upon disposition of a business entity, goodwill is allocated to the disposed entity based on the fair value of that entity compared to the fair value of the reporting unit in which it was included. Goodwill is not amortized, but instead is tested for impairment at least annually. The goodwill impairment test is performed at the reporting unit level. Beginning in 2011, the Company initially performs a qualitative analysis to determine if it is more likely than not that the goodwill balance is impaired. If such a determination is made, then the Company will perform a two-step quantitative analysis. First, the fair value of each reporting unit is compared to its book value. If the fair value of the reporting unit is less than its book value, the Company performs a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Fair value is determined using a combination of present value techniques and market prices of comparable businesses.

Intangible assets include customer related and contract based assets representing primarily client relationships and non-compete covenants, trademarks, and marketing and technology related assets. These intangible assets, with the exception of trademarks, are amortized over periods ranging from 1 to 13 years, with a weighted average original life of 10 years. Trademarks are generally not amortized as such assets have been determined to have indefinite useful lives, and are tested at least annually for impairments using an analysis of expected future cash flows. Interim impairment testing may be performed when events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable.

Derivatives

Derivative instruments are recognized in the Consolidated Statements of Financial Position at fair value. Where the Company has entered into master netting agreements with counterparties, the derivative positions are netted by counterparty and are reported accordingly in other assets or other liabilities. Changes in the fair value of derivative instruments are recognized immediately in earnings, unless the derivative is designated as a hedge and qualifies for hedge accounting.

The Company has historically designated the following hedging relationships for certain transactions: (i) a hedge of the change in fair value of a recognized asset or liability or firm commitment (“fair value hedge”), (ii) a hedge of the variability in cash flows from a recognized variable-rate asset or liability or forecasted transaction (“cash flow hedge”), and (iii) a hedge of the net investment in a foreign operation (“net investment hedge”). For derivatives designated as hedges and that qualify as part of a hedging relationship, changes in fair value of the derivative instrument are deferred until the period in which the hedged item affects earnings.

In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow, or a net investment hedge by documenting the relationship between the derivative and the hedged item. The documentation must include a description of the hedging instrument, the hedged item, the risk being hedged, Aon’s risk management objective and strategy for undertaking the hedge, the method for assessing the effectiveness of the hedge, and the method for measuring hedge ineffectiveness. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both the inception of the hedge and on an ongoing basis. Aon assesses the ongoing effectiveness of its hedges and measures and records hedge ineffectiveness, if any, at the end of each quarter.

For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a cash flow hedge that qualifies for hedge accounting, the effective portion of the change in fair value of a hedging instrument is recognized in Other Comprehensive Income (“OCI”) and subsequently recognized in income when the hedged item affects earnings. The ineffective portion of the change in fair value is recognized immediately in earnings. For a net investment hedge, the effective portion of the change in fair value of the hedging instrument is recognized in OCI as part of the cumulative translation adjustment, while the ineffective portion is recognized immediately in earnings.

Changes in the fair value of a derivative that is not designated as part of a hedging relationship (known as an “economic hedge”) are recorded in either Interest income or Other general expenses (depending on the underlying exposure) in the Consolidated Statements of Income.

The Company discontinues hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised, (2) the qualifying criteria are no longer met, or (3) management removes the designation of the hedge.

When hedge accounting is discontinued because the derivative no longer qualifies as a fair value hedge, the Company continues to carry the derivative in the Consolidated Statements of Financial Position at its fair value, recognizes subsequent changes in the fair value of the derivative in the Consolidated Statements of Income, ceases to adjust the hedged asset or liability for changes in its fair value and accounts for the carrying amount (including the basis adjustment caused by designating the item as a hedged item) of the hedged asset, liability or firm commitment in accordance with GAAP applicable to those assets or liabilities.

When hedge accounting is discontinued because the derivative continues to exist but no longer qualifies as a cash flow hedge, the Company continues to carry the derivative in the Consolidated Statements of Financial Position at its fair value, recognizes subsequent changes in the fair value of the derivative in the Consolidated Statements of Income, and continues to defer the derivative gain or loss in accumulated OCI (unless the forecasted transaction is deemed probable not to occur, at which time it would be reclassed to earnings) until the hedged forecasted transaction affects earnings. If the hedged forecasted transaction is not probable of occurring in the time period described in the hedge documentation or within a two month period of time thereafter, the deferred derivative gain or loss is immediately reclassified into earnings.

Foreign Currency

Certain of the Company’s non-US operations use their respective local currency as their functional currency. These operations that do not have the U.S. dollar as their functional currency translate their financial statements at the current rates of exchange in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included as a component of stockholders’

equity in Accumulated other comprehensive loss in the Consolidated Statements of Financial Position. Gains and losses from the remeasurement of monetary assets and liabilities that are denominated in a non-functional currency are included in Other general expenses within the Consolidated Statements of Income. The effect of foreign exchange gains and losses on the Consolidated Statements of Income was a gain of $10 million in 2011, and losses of $18 million and $26 million in 2010 and 2009, respectively. Included in these amounts were derivative losses of $20 million, $11 million and $15 million in 2011, 2010, and 2009, respectively.

Income Taxes

Deferred income taxes are recognized for the effect of temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that are currently in effect. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the period when the rate change is enacted.

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. Deferred tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred tax assets are future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carry-forwards, taxable income in carry-back years and tax planning strategies that are both prudent and feasible.

The Company recognizes the effect of income tax positions only if sustaining those positions is more likely than not. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs. The Company records penalties and interest related to unrecognized tax benefits in Income taxes in the Company’s Consolidated Statements of Income.

Consolidation of Variable Interest Entities

The Company uses two primary consolidation models under U.S. GAAP: the variable interest model, which is the primary model initially considered for all entities, and the voting model.

Under the variable interest model, the Company consolidates a variable interest entity when it has a variable interest (or combination thereof) that provides the Company with a controlling financial interest. In determining if the Company has a controlling financial interest, management assesses the characteristics of the Company’s variable interest (including involvement of related parties) in the variable interest entity, as well as the involvement of other variable interest holders. The Company has a controlling financial interest in a variable interest entity if it concludes that it has both (1) the power to direct the activities of the variable interest entity that are most important to the entity’s economic performance and (2) the obligation to absorb losses and the right to receive benefits from the entity that could potentially be significant to the variable interest entity.  If these conditions are met, the Company is the primary beneficiary of the variable interest entity and thus consolidates the entity in its Consolidated Financial Statements.

For entities that fall under the voting model, the Company generally determines if it should consolidate the entity based on percentage ownership. Under this model, generally, if the Company owns more than 50% of the voting interest in the entity, it is consolidated.

Changes in Accounting Principles

Goodwill Impairment

In September 2011, the Financial Accounting Standards Board (“FASB”) issued final guidance on goodwill impairment that gives an entity the option to perform a qualitative assessment that may eliminate the requirement to perform the annual two-step test. The current two-step test requires an entity to assess goodwill for impairment by quantitatively comparing the fair value of a reporting unit with its carrying amount, including goodwill (Step 1). If the reporting unit’s fair value is less than its carrying amount, Step 2 of the test must be performed to measure the amount of goodwill impairment, if any. The recently issued guidance gives an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity concludes that this is the case, it must perform the two-step test. Otherwise, the two-step test is not required. The Company early adopted this guidance in the fourth quarter 2011. The early adoption of this guidance did not have a material impact on the Company’s financial statements.

Comprehensive Income

In June 2011, the FASB issued guidance that updated principles related to the presentation of comprehensive income. The revised guidance will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements and eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The guidance, which must be applied retroactively, will be effective for Aon beginning in the first quarter 2012. The adoption of this guidance is expected to affect only the presentation of the consolidated financial statements, and will have no effect on the financial condition, results of operations or cash flows of the Company.

Fair Value Measurements

On January 1, 2010, the Company adopted guidance requiring additional disclosures for fair value measurements. The amended guidance required entities to disclose additional information for assets and liabilities that are transferred between levels of the fair value hierarchy. This guidance also clarified existing guidance pertaining to the level of disaggregation at which fair value disclosures should be made and the requirements to disclose information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The guidance also required entities to disclose information in the Level 3 rollforward about purchases, sales, issuances and settlements on a gross basis. See Note 15 “Fair Value Measurements and Financial Instruments” for these disclosures.

Revenue Recognition

In September 2009, the FASB issued guidance that updated principles related to revenue recognition when there are multiple-element arrangements. This guidance related to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting and modified the manner in which the transaction consideration is allocated across the separately identifiable deliverables. The guidance also expanded the disclosures required for multiple-element revenue arrangements. The effective date for this guidance was January 1, 2011. The Company early adopted this guidance in the fourth quarter 2010 and applied its requirements to revenue arrangements entered into or materially modified after January 1, 2010. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

3.      Other Financial Data

Consolidated Statements of Income Information

Other Income

Other income consists of the following (in millions):

Years ended December 31	2011	2010	2009
Equity earnings	$7	$18	$18
Realized gain (loss) on sale of investments	18	(2)	(1)
(Loss) gain on disposal of businesses	—	(4)	13
(Loss) gain on extinguishment of debt	(19)	(8)	5
Other	(1)	(4)	(1)
	$5	$—	$34

Consolidated Statements of Financial Position Information

Fixed Assets, net

The components of Fixed assets, net are as follows (in millions):

As of December 31	2011	2010
Software	$730	$662
Leasehold improvements	407	436
Furniture, fixtures and equipment	326	342
Computer equipment	274	245
Land and buildings	108	108
Automobiles	39	39
Construction in progress	87	45
	1,971	1,877
Less: Accumulated depreciation	1,188	1,096
Fixed assets, net	$783	$781

Depreciation expense, which includes software amortization, was $220 million, $151 million, and $149 million for the years ended December 31, 2011, 2010, and 2009, respectively.

4.      Acquisitions and Dispositions

In 2011, the Company completed the acquisitions of Glenrand MIB Limited (“Glenrand”) and three additional businesses in the Risk Solutions segment, as well as one business that is included in the HR Solutions segment.

The aggregate consideration transferred and the value of intangible assets recorded (amounts within the measurement period are considered preliminary) at the acquisition date fair value as a result of the Company’s acquisitions is as follows (in millions):

Years ended December 31	2011	2010
Consideration transferred:
Hewitt	$—	$4,932
Other acquisitions	103	157
Total	$103	$5,089
Intangible assets:
Goodwill:
Hewitt	$50	$2,715
Other acquisitions	76	59
Other intangible assets:
Hewitt	—	2,905
Other acquisitions	33	78
Total	$159	$5,757

Approximately $42 million of future payments relating primarily to earnouts is included in the 2010 total consideration. These amounts are recorded in Other current liabilities and Other non-current liabilities in the Consolidated Statements of Financial Position.

In 2010, the Company completed the acquisitions of Hewitt Associates, Inc. (“Hewitt”), and the JP Morgan Compensation and Benefit Strategies Division of JP Morgan Retirement Plan Services, LLC, both of which are included in the HR Solutions segment, as well as other companies, which are included in the Risk Solutions segment.

The results of operations of these acquisitions are included in the Consolidated Financial Statements from the dates they were acquired. These acquisitions, excluding Hewitt, would not produce a materially different result if they had been reported from the beginning of the period in which they were acquired.

Hewitt Associates, Inc.

On October 1, 2010, the Company completed its acquisition of Hewitt (the “Acquisition”), one of the world’s leading human resource consulting and outsourcing companies. Aon purchased all of the outstanding shares of Hewitt common stock in a cash-and-stock transaction valued at $4.9 billion, of which the total amount of cash paid and the total number of shares of stock issued by Aon each represented approximately 50% of the aggregate consideration.

Hewitt provided leading organizations around the world with expert human resources consulting and outsourcing solutions to help them anticipate and solve their most complex benefits, talent, and related financial challenges. Hewitt worked with companies to design, implement, communicate, and administer a wide range of human resources, retirement, investment management, health care, compensation, and talent management strategies. Hewitt now operates globally together with Aon’s existing consulting and outsourcing operations under the newly created Aon Hewitt brand.

Under the terms of the acquisition agreement, each share of Class A common stock, par value $0.01 per share, of Hewitt (“Hewitt Common Stock”) outstanding immediately prior to the acquisition date was converted into the right to receive, at the election of each of the holders of Hewitt Common Stock, (i) 0.6362 of a share of common stock, par value $1.00 per share, of Aon (“Aon Common Stock”) and $25.61 in cash (the “Mixed Consideration”), (ii) 0.7494 shares of Aon Common Stock and $21.19 in cash (the “Stock Electing Consideration”), or (iii) $50.46 in cash (the “Cash Electing Consideration”). Pursuant to the terms of the acquisition agreement, the Cash Electing Consideration and the Stock Electing Consideration payable in the Acquisition were calculated based on the closing volume-weighted average price of Aon Common Stock on the New York Stock Exchange for the period of ten consecutive trading days ended on September 30, 2010, which was $39.0545, and the Stock Electing Consideration was subject to automatic proration and adjustment to ensure that the total amount of cash paid and the total number of shares of Aon Common Stock issued by Aon in the Acquisition each represented approximately 50% of the consideration, taking into account the rollover of the Hewitt stock options as described in the aquisition agreement.

The final consideration transferred to acquire all of Hewitt’s stock is as follows:

$ and common share data in millions, except per share data
Cash consideration
Cash electing consideration
Number of shares of Hewitt common shares outstanding electing cash consideration	7.78
Cash consideration per common share outstanding	$50.46
Total cash paid to Hewitt shareholders electing cash consideration	$393
Mixed consideration
Number of shares of Hewitt common shares outstanding electing mixed consideration or not making an election	44.52
Cash consideration per common share outstanding	$25.61
Total cash paid to Hewitt shareholders electing mixed consideration or not making an election	$1,140
Stock electing consideration
Number of shares of Hewitt common shares outstanding electing stock consideration	43.67
Cash consideration per common share outstanding	$21.19
Total cash paid to Hewitt shareholders electing stock consideration	$925
Total cash consideration		$2,458
Stock consideration
Stock electing consideration
Number of shares of Hewitt common shares outstanding electing stock consideration	43.67
Exchange ratio	0.7494
Aon shares issued to Hewitt stockholders electing stock consideration	32.73
Mixed consideration
Number of shares of Hewitt common shares outstanding electing mixed consideration or not making an election	44.52
Exchange ratio	0.6362
Aon shares issued to Hewitt shareholders electing mixed consideration or not making an election	28.32
Total Aon common shares issued	61.05
Aon’s closing common share price as of October 1, 2010	$39.28
Total fair value of stock consideration		$2,398
Fair value of Hewitt stock options converted to options to acquire Aon common stock		$76
Total fair value of cash and stock consideration		$4,932

The Company incurred certain acquisition and integration costs associated with the transaction that were expensed as incurred and are reflected in the Consolidated Statements of Income. The Company has recorded $47 million and $54 million of these Hewitt related costs in 2011 and 2010, respectively, of which $47 million and $40 million has been included in Other general expenses in 2011 and 2010, respectively, and $14 million, related to the cancellation of the bridge loan, has been included in Interest expense in 2010. The Company’s HR Solutions segment has recorded $47 million and $19 million of these expenses in 2011 and 2010, respectively, with the remaining expense unallocated.

The Company financed the Acquisition with the proceeds from a $1.0 billion three-year Term Loan Credit Facility, $1.5 billion in unsecured notes, and the issuance of 61 million shares of Aon common stock. In addition, as part of the consideration, certain outstanding Hewitt stock options were converted into options to purchase 4.5 million shares of Aon common stock. These items are detailed further in Note 8 “Debt” and Note 11 “Stockholders’ Equity”.

The transaction has been accounted for using the acquisition method of accounting which requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date (in millions):

Amounts recorded as of the acquisition date
Working capital (1)	$348
Property, equipment, and capitalized software	297
Identifiable intangible assets:
Customer relationships	1,800
Trademarks	890
Technology	215
Other noncurrent assets (2)	344
Long-term debt	346
Other noncurrent liabilities (3)	360
Net deferred tax liability (4)	1,021
Net assets acquired	2,167
Goodwill	2,765
Total consideration transferred	$4,932

(1)                                 Includes cash and cash equivalents, short-term investments, client receivables, other current assets, accounts payable and other current liabilities.

(2)                                 Includes primarily deferred contract costs and long-term investments.

(3)                                 Includes primarily unfavorable lease obligations and deferred contract revenues.

(4)                                 Included in Other current assets ($31 million), Deferred tax assets ($30 million), Other current liabilities ($7 million) and Deferred tax liabilities ($1.1 billion) in the Company’s Consolidated Statements of Financial Position.

The acquired customer relationships are being amortized over a weighted average life of 12 years. The technology asset is being amortized over 7 years and trademarks have been determined to have indefinite useful lives.

Goodwill is calculated as the excess of the acquisition cost over the fair value of the net assets acquired and represents the synergies and other benefits that are expected to arise from combining the operations of Hewitt with the operations of Aon, and the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Goodwill is not amortized and is not deductible for tax purposes.

A single estimate of fair value results from a complex series of the Company’s judgments about future events and uncertainties and relies heavily on estimates and assumptions. The Company’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations.

The results of Hewitt’s operations have been included in the Company’s consolidated financial statements from the Acquisition date. The following table presents information for Hewitt that is included in Aon’s Consolidated Statements of Income (in millions):

Hewitt’s operations included in Aon’s 2010 results
Revenues	$791
Operating income (1)	23

(1)                                 Includes amortization related to identifiable intangible assets ($37 million), acquisition and integration costs ($18 million) and restructuring expenses ($52 million).

The following unaudited pro forma consolidated results of operations for 2010 and 2009 assume that the acquisition of Hewitt was completed as of January 1, 2009 (in millions, except per share amounts):

	2010	2009
Revenue	$10,831	$10,669
Net income from continuing operations attributable to Aon stockholders	$736	$758
Earnings per share from continuing operations attributable to Aon stockholders
Basic	$2.17	$2.20
Diluted	$2.14	$2.15

The unaudited pro forma consolidated results were prepared using the acquisition method of accounting and are based on the historical financial information of Aon and Hewitt, reflecting both in 2010 and 2009, Aon’s and Hewitt’s results of operations for a 12-month period. The historical financial information has been adjusted to give effect to the pro forma adjustments that are: (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma consolidated results are not necessarily indicative of what the Company’s consolidated results of operations actually would have been had it completed the acquisition on January 1, 2009. In addition, the unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the acquisition. The unaudited pro forma consolidated results reflect primarily the following pro forma pre-tax adjustments:

•                  Elimination of Hewitt’s historical intangible asset amortization expense (approximately $16 million in 2010 and $20 million in 2009);

•                  Additional amortization expense (approximately $293 million in 2010 and $218 in 2009) related to the fair value of intangible assets acquired);

•                  Additional interest expense (approximately $43 million in 2010 and $77 million in 2009) associated with the incremental debt issued by the Company to partially finance the acquisition, the early retirement of Hewitt debt, and costs related to a bridge term loan credit agreement with certain financial institutions that has been terminated;

•                  Deferred revenues where no future performance obligation existed were eliminated at the acquisition date, and, as such, the recognition of deferred revenues by Hewitt in 2010 and 2009 is not reflected in the unaudited pro forma operating results. This resulted in $21 million in 2010 and $28 million in 2009 of deferred revenues recorded by Hewitt being eliminated;

•                  Deferred costs that did meet the definition of an asset were eliminated at the acquisition date, and, as such, the recognition of deferred costs by Hewitt in 2010 and 2009 is not reflected in the unaudited pro forma operating results. This resulted in $16 million in 2010 and $22 million in 2009 of deferred costs recorded by Hewitt being eliminated;

•                  Additional expense of $15 million incurred in 2010 and 2009 related to the recognition of the fair value of adjustments associated with the assumption of unfavorable lease obligations;

•                  The elimination of Hewitt’s equity based compensation expense of $46 million in 2010 and $54 million in 2009. On the date of closing, all outstanding equity awards of Hewitt became fully vested and were converted at the effective time in accordance with the terms of the acquisition agreement. No compensation expense has been included in the unaudited pro forma consolidated results as the compensation programs for Aon Hewitt employees have not yet been determined and cannot be reasonably estimated; and

•                  Elimination of approximately $49 million of costs incurred in 2010, which are directly attributable to the acquisition, and which do not have a continuing impact on the combined company’s operating results. Included in these costs are advisory, legal and regulatory costs, costs related to integrating the combined company, and costs to retire certain debt obligations assumed in the acquisition.

In addition, all of the above adjustments were adjusted for the applicable tax impact. Aon has assumed a 38% combined statutory federal and state tax rate when estimating the tax effects of the adjustments to the unaudited pro forma combined statements of income.

Dispositions

In 2011, the Company completed the disposition of 2 businesses in the Risk Solutions segment. No pretax gains or losses were recognized on these sales, which are included in Other income in the Consolidated Statements of Income.

During 2010, the Company completed the disposition of 8 businesses, 7 in the Risk Solutions segment and 1 in the HR Solutions segment. Total pretax losses of $4 million were recognized on these sales, which are included in Other income in the Consolidated Statements of Income.

During 2009, the Company completed the disposition of 9 businesses in the Risk Solutions segment. Total pretax gains of $15 million were recognized on these sales, which are included in Other income in the Consolidated Statements of Income.

Discontinued Operations

In 2008, Aon reached a definitive agreement to sell AIS Management Corporation (“AIS”), which was previously included in the Risk Solutions segment, to Mercury General Corporation, for $120 million in cash at closing, plus a potential earn-out of up to $35 million payable over the two years following the completion of the agreement. The disposition was completed in January 2009 and resulted in a pretax gain of $86 million. The earn-out targets have not been met and therefore, Aon will not receive any of the potential earn-out payment.

The operating results of businesses classified as discontinued operations are as follows (in millions):

Years ended December 31	2011	2010	2009
Revenues:
AIS	$—	$—	$—
Other	—	—	—
Total revenues	$—	$—	$—
Income before income taxes:
Operations:
AIS	$—	$—	$—
Other	—	—	5
	—	—	5
Gain (loss) on sale:
AIS	—	—	86
Other	5	(39)	(8)
	5	(39)	78
Total pretax gain (loss)	$5	$(39)	$83
Net (loss) income:
Operations	$—	$—	$3
Gain (loss) on sale	4	(27)	108
Total	$4	$(27)	$111

Gain (loss) on sale—Other for 2010 includes $38 million of expense for the settlement of legacy litigation related to the Buckner vs. Resource Life matter.

5.      Goodwill and Other Intangible Assets

The changes in the net carrying amount of goodwill by operating segment for the years ended December 31, 2011 and 2010, respectively, are as follows (in millions):

	Risk Solutions	HR Solutions	Total
Balance as of January 1, 2010	5,693	385	6,078
Goodwill related to Hewitt acquisition	—	2,715	2,715
Goodwill related to other acquisitions	50	9	59
Goodwill related to disposals	(2)	—	(2)
Foreign currency revaluation	(192)	(11)	(203)
Balance as of December 31, 2010	$5,549	$3,098	$8,647
Goodwill related to acquisitions	73	4	77
Goodwill related to disposals	(2)	—	(2)
Goodwill related to Hewitt acquisition	—	50	50
Goodwill related to other prior year acquisitions	—	1	1
Transfers	(83)	83	—
Foreign currency revaluation	20	(23)	(3)
Balance as of December 31, 2011	$5,557	$3,213	$8,770

In 2011, the Company finalized the Hewitt purchase price allocation, adjusting goodwill principally for the completion of third party valuation reports, the impact of changes in actual employee severance costs compared to original estimates and the resolution of certain tax matters.

Other intangible assets by asset class are as follows (in millions):

	As of December 31
	2011			2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets with indefinite lives:
Trademarks	$1,024	$—	$1,024	$1,024	$—	$1,024
						—
Intangible assets with finite lives:						—
Trademarks	4	1	3	3	—	3
Customer related and contract based	2,608	615	1,993	2,605	344	2,261
Marketing, technology and other	606	350	256	606	283	323
	$4,242	$966	$3,276	$4,238	$627	$3,611

Amortization expense on intangible assets was $362 million, $154 million and $93 million in 2011, 2010 and 2009, respectively. The estimated future amortization for intangible assets, inclusive of the impact of the transfer of the Health and Benefits Consulting business from the HR Solutions segment to the Risk Solutions segment effective January 1, 2012, as of December 31, 2011 is as follows (in millions):

	HR Solutions	Risk Solutions	Total
2012	$294	$117	$411
2013	275	109	384
2014	239	95	334
2015	208	81	289
2016	174	71	245
Thereafter	468	121	589
	$1,658	$594	$2,252

6.      Restructuring

Aon Hewitt Restructuring Plan

On October 14, 2010, Aon announced a global restructuring plan (“Aon Hewitt Plan”) in connection with the acquisition of Hewitt. The Aon Hewitt Plan is intended to streamline operations across the combined Aon Hewitt organization and includes an estimated 1,500 to 1,800 job eliminations. The Company expects these restructuring activities and related expenses to affect continuing operations into 2013. The Aon Hewitt Plan is expected to result in cumulative costs of approximately $325 million through the end of the plan, consisting of approximately $180 million in employee termination costs and approximately $145 million in real estate rationalization costs. As of December 31, 2011, approximately 1,080 jobs have been eliminated under the Aon Hewitt Plan. For the years ended December 31, 2011 and 2010, the Company recorded $105 million and $52 million of total expense, respectively. Charges related to the restructuring are included in Compensation and benefits and Other general expenses in the accompanying Consolidated Statements of Income.

The following summarizes restructuring and related costs by type that have been incurred and are estimated to be incurred through the end of the restructuring initiative related to the Aon Hewitt Plan (in millions):

	2011	2010	Estimated Total Cost for Restructuring Plan (1)
Workforce reduction	$64	$49	$180
Lease consolidation	32	3	95
Asset impairments	7	—	47
Other costs associated with restructuring (2)	2	—	3
Total restructuring and related expenses	$105	$52	$325

(1)                                 Actual costs, when incurred, may vary due to changes in the assumptions built into this plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives.

(2)                                 Other costs associated with restructuring initiatives, including moving costs and consulting and legal fees, are recognized when incurred.

The following summarizes the restructuring and related expenses, by segment, that have been incurred and are estimated to be incurred through the end of the restructuring initiative related to the Aon Hewitt Plan (in millions):

	2011	2010	Estimated Total Cost for Restructuring Plan
HR Solutions	$90	$52	$297
Risk Solutions	15	—	28
Total restructuring and related expenses	$105	$52	$325

Aon Benfield Restructuring Plan

The Company announced a global restructuring plan (“Aon Benfield Plan”) in conjunction with its acquisition of Benfield in 2008. The Aon Benfield Plan is intended to integrate and streamline operations across the combined Aon Benfield organization. The Aon Benfield Plan includes an estimated 800 job eliminations. Additionally, duplicate space and assets will be abandoned. The Company originally estimated that the Aon Benfield Plan would result in cumulative costs totaling approximately $185 million over a three-year period, of which $104 million was recorded as part of the Benfield purchase price allocation and $81 million of which was expected to result in future charges to earnings. During 2009, the Company reduced the Benfield purchase price allocation by $49 million to reflect actual severance costs being lower than originally estimated. The Company currently estimates the Aon Benfield Plan will result in cumulative costs totaling approximately $160 million, of which $53 million was recorded as part of the purchase price allocation, $19 million, $26 million and $55 million has been recorded in earnings during 2011, 2010 and 2009, respectively, and an estimated additional $7 million will be recorded in future earnings.

As of December 31, 2011, approximately 785 jobs have been eliminated under the Aon Benfield Plan. Total cash payments of $129 million have been made under the Aon Benfield Plan, from inception to date.

All costs associated with the Aon Benfield Plan are included in the Risk Solutions segment. Charges related to the restructuring are included in Compensation and benefits and Other general expenses in the accompanying Consolidated Statements of Income. The plan was closed in January 2012.

The following summarizes the restructuring and related costs by type that have been incurred and are estimated to be incurred through the end of the restructuring initiative related to the Aon Benfield Plan (in millions):

	Purchase Price Allocation	2009	2010	2011	Total to Date	Estimated Total Cost for Restructuring Period (1)
Workforce reduction	$32	$38	$15	$33	$118	$125
Lease consolidation	20	14	7	(15)	26	26
Asset impairments	—	2	2	—	4	4
Other costs associated with restructuring (2)	1	1	2	1	5	5
Total restructuring and related expenses	$53	$55	$26	$19	$153	$160

(1)                                 Actual costs, when incurred, may vary due to changes in the assumptions built into this plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives.

(2)                                 Other costs associated with restructuring initiatives, including moving costs and consulting and legal fees, are recognized when incurred.

2007 Restructuring Plan

In 2007, the Company announced a global restructuring plan intended to create a more streamlined organization and reduce future expense growth to better serve clients (“2007 Plan”). The 2007 Plan resulted in approximately 4,700 job eliminations and closure or consolidation of several offices resulting in sublease losses or lease buy-outs. The total cumulative pretax charges for the 2007 Plan was $737 million including costs related to workforce reduction, lease consolidation costs, asset impairments, as well as other expenses necessary to implement the restructuring initiative. Costs related to the restructuring are included in Compensation and benefits and Other general expenses in the accompanying Consolidated Statements of Income. The Company does not expect any further expenses to be incurred in relation to the 2007 Plan.

The following summarizes the restructuring and related expenses by type that have been incurred related to the 2007 Plan (in millions):

	2007	2008	2009	2010	2011	Total 2007 Plan
Workforce reduction	$17	$166	$251	$72	$(2)	$504
Lease consolidation	22	38	78	15	(9)	$144
Asset impairments	4	18	15	2	—	$39
Other costs associated with restructuring (1)	3	29	13	5	—	$50
Total restructuring and related expenses	$46	$251	$357	$94	$(11)	$737

(1)                                 Other costs associated with restructuring initiatives include moving costs and consulting and legal fees.

The following summarizes the restructuring and related expenses, by segment, that have been incurred related to the 2007 Plan (in millions):

	2007	2008	2009	2010	2011	Total 2007 Plan
Risk Solutions	$41	$234	$322	$84	$(10)	$671
HR Solutions	5	17	35	10	(1)	$66
Total restructuring and related expenses	$46	$251	$357	$94	$(11)	$737

As of December 31, 2011, the Company’s liabilities for its restructuring plans are as follows (in millions):

	Aon Hewitt Plan	Aon Benfield Plan	2007 Plan	Other	Total
Balance at January 1, 2009	$—	$104	$101	$28	$233
Expensed	—	53	342	(1)	394
Cash payments	—	(67)	(248)	(12)	(327)
Purchase accounting adjustment	—	(49)	—	—	(49)
Foreign exchange translation and other	—	4	7	1	12
Balance at December 31, 2009	$—	$45	$202	$16	$263
Assumed Hewitt restructuring liability (1)	43	—	—	—	43
Expensed	52	24	92	—	168
Cash payments	(8)	(38)	(178)	(8)	(232)
Foreign exchange translation and other	1	(5)	(3)	2	(5)
Balance at December 31, 2010	$88	$26	$113	$10	$237
Expensed	98	19	(11)	—	106
Cash payments	(93)	(24)	(59)	(2)	(178)
Foreign exchange translation and other	2	(1)	7	—	8
Balance at December 31, 2011	$95	$20	$50	$8	$173

(1)                                 The Company assumed a $43 million net real estate related restructuring liability in connection with the Hewitt acquisition.

Aon’s unpaid restructuring liabilities are included in both Accounts payable and accrued liabilities and Other non-current liabilities in the Consolidated Statements of Financial Position.

7.                   Investments

The Company earns income on cash balances and investments, as well as on premium trust balances that Aon maintains for premiums collected from insureds but not yet remitted to insurance companies, and funds held under the terms of certain outsourcing agreements to pay certain obligations on behalf of clients. Premium trust balances and a corresponding liability are included in Fiduciary assets and Fiduciary liabilities in the accompanying Consolidated Statements of Financial Position.

The Company’s interest-bearing assets and other investments are included in the following categories in the Consolidated Statements of Financial Position (in millions):

As of December 31	2011	2010
Cash and cash equivalents	$272	$346
Short-term investments	785	785
Fiduciary assets (1)	4,190	3,489
Investments	239	312
	$5,486	$4,932

(1)                                 Fiduciary assets does not include fiduciary receivables

The Company’s investments are as follows (in millions):

As of December 31	2011	2010
Equity method investments	$164	$174
Other investments, at cost (1)	60	123
Fixed-maturity securities	15	15
	$239	$312

(1)                                 The reduction in other investments, at cost is primarily due to sales and redemptions

Unconsolidated Variable Interest Entities

Aon has an ownership interest in Juniperus Insurance Opportunity Fund Limited (“Juniperus”), which is an investment vehicle that invests in an actively managed and diversified portfolio of insurance risks. Aon has concluded that Juniperus is a VIE. However, Aon has concluded that it is not the primary beneficiary as it lacks the power to direct the activities of Juniperus that most significantly impact economic performance, and therefore this entity is not consolidated. The investment in Juniperus is accounted for using the equity method of accounting.

The Company’s potential loss at December 30, 2011 is limited to its investment in Juniperus of $65 million, which is recorded in Investments in the Condensed Consolidated Statements of Financial Position. In January 2012, the Company entered into an agreement to redeem its equity interest in Juniperus Capital Holdings Limited (“JCHL”) and the Company expects to redeem its investment in Juniperus in 2012.

8.                   Debt

The following is a summary of outstanding debt (in millions):

As of December 31	2011	2010
Term loan credit facility due October 2013 (LIBOR + 1.38%)	$428	$—
Term loan credit facility (LIBOR + 2.5%)	—	975
8.205% junior subordinated deferrable interest debentures due January 2027	687	687
6.25% EUR 500 debt securities due July 2014	653	667
5.00% senior notes due September 2020	598	598
3.50% senior notes due September 2015	597	597
3.125% senior notes due May 2016	500	—
4.76% CAD 375 debt securities due March 2018	368	—
5.05% CAD 375 debt securities due April 2011	—	372
6.25% senior notes due September 2040	297	297
7.375% debt securities due December 2012	225	225
Other	139	88
Total debt	4,492	4,506
Less short-term and current portion of long-term debt	337	492
Total long-term debt	$4,155	$4,014

At December 31, 2011, the Company had $50 million in commercial paper outstanding. The Company uses the proceeds from the commercial paper market from time to time to meet short term working capital needs.

On May 24, 2011, Aon entered into an underwriting agreement for the sale of $500 million of 3.125% unsecured Senior Notes due 2016 (the “Notes”). On June 15, 2011, Aon entered into a Term Credit Agreement for unsecured term loan financing of $450 million (“2011 Term Loan Facility”) due on October 1, 2013. The 2011 Term Loan Facility is a variable rate loan that is based on LIBOR plus a margin and at December 31, 2011, the effective annualized rate was approximately 1.67%. The Company used the net proceeds from the Notes issuance and 2011 Term Loan Facility borrowings to repay all amounts outstanding under its $1.0 billion three-year credit agreement dated August 13, 2010 (“2010 Term Loan Facility”), which was entered into in connection with the acquisition of Hewitt. The Company recorded a $19 million loss on the extinguishment of the 2010 Term Loan Facility as a result of the write-off of the deferred financing costs, which is included in Other income (expense) in the Consolidated Statements of Income.

On March 8, 2011, an indirect wholly-owned subsidiary of Aon issued CAD 375 million ($368 at December 31, 2011 exchange rates) of 4.76% senior unsecured debt securities, which are due in March 2018 and are guaranteed by the Company. The Company used the net proceeds from this issuance to repay its CAD 375 million 5.05% debt securities upon their maturity on April 12, 2011.

On August 13, 2010, in connection with the acquisition of Hewitt, Aon entered into an unsecured three-year Term Credit Agreement (the “2010 Term Loan Credit Facility”), which provided unsecured term loan financing of up to $1.0 billion. This Term Loan Credit Facility has an interest rate of LIBOR + 2.5%. The Company borrowed $1.0 billion under this facility on October 1, 2010 to finance a portion of the Hewitt purchase price. The Company incurred $26 million of deferred finance costs associated with the Term Loan Credit Facility that were to be amortized over the term of the loan. Concurrent with entering into the Term Loan Credit Facility, the Company also entered into a Senior Bridge Term Loan Credit Agreement which provided unsecured bridge financing of up to $1.5 billion (the “Bridge Loan Facility”) to finance a portion of the Hewitt purchase price.

In lieu of drawing under the Bridge Loan Facility, on September 7, 2010, Aon entered into an Underwriting Agreement (the “Underwriting Agreement”) with several underwriters with respect to the offering and sale by the Company of $600 million aggregate principal amount of its 3.50% Senior Notes due 2015 (the “2015 Notes”), $600 million aggregate principal amount of its 5.00% Senior Notes due 2020 (the “2020 Notes”) and $300 million aggregate principal amount of its 6.25% Senior Notes due 2040 (the “2040 Notes” and, together with the 2015 Notes and 2020 Notes, the “Notes”) under the Company’s Registration Statement on Form S-3. All of these Notes are unsecured. Deferred financing costs associated with the Notes of $12 million were capitalized and are included in Other non-current assets, and will be amortized over the respective term of each note. In 2011, the Company recorded $2 million of deferred financing cost amortization for both the Term Loan Credit Facility and the Notes, which is included in Interest expense in the Consolidated Statements of Income. Following the issuance of these Notes, on September 15, 2010, the Bridge Loan Facility was terminated and the Company recorded $14 million of related deferred financing costs in the Consolidated Statements of Income.

As part of the Hewitt acquisition, the Company assumed $346 million of long-term debt including $299 million of privately placed senior unsecured notes with varying maturity dates. As of December 31, 2010, all of these notes had matured or have been early extinguished. Also, in 2010, $47 million in long-term debt held by PEPS I, a consolidated VIE, was repurchased with a majority of the PEPS I restricted cash.

On October 15, 2010, the Company entered into a new €650 million ($849 million at December 31, 2011 exchange rates) multi-currency revolving loan credit facility (the “Euro Facility”) used by certain of Aon’s European subsidiaries. The Euro Facility replaced the previous facility which was entered into in October 2005 and matured in October 2010 (the “2005 Facility”). The Euro Facility expires in October 2015 and has commitment fees of 8.75 basis points payable on the unused portion of the facility, similar to the 2005 Facility. Aon has guaranteed the obligations of its subsidiaries with respect to this facility. The Company had no borrowings under the Euro Facility.

In December 2009, Aon cancelled its $600 million 5-year U.S. committed bank credit facility that was to expire in February 2010 and entered into a new $400 million, 3-year facility to support commercial paper and other short-term borrowings. Based on Aon’s current credit ratings, commitment fees of 35 basis points are payable on the unused portion of the facility. At December 31, 2011, Aon had no borrowings under this facility.

On July 1, 2009, an indirect wholly-owned subsidiary of Aon issued €500 million ($653 million at December 31, 2011 exchange rates) of 6.25% senior unsecured debentures due on July 1, 2014. The carrying value of the debt includes $11 million related to hedging activities. The payment of the principal and interest on the debentures is unconditionally and irrevocably guaranteed by Aon. Proceeds from the offering were used to repay the Company’s $677 million outstanding indebtedness under its 2005 Facility.

In 1997, Aon created Aon Capital A, a wholly-owned statutory business trust (“Trust”), for the purpose of issuing mandatorily redeemable preferred capital securities (“Capital Securities”). Aon received cash and an investment in 100% of the common equity of Aon Capital A by issuing 8.205% Junior Subordinated Deferrable Interest Debentures (the “Debentures”) to Aon Capital A. These transactions were structured such that the net cash flows from Aon to Aon Capital A matched the cash flows from Aon Capital A to the third party investors. Aon determined that it was not the primary beneficiary of Aon Capital A, a VIE, and, thus reflected the Debentures as long-term debt. During the first half of 2009, Aon repurchased $15 million face value of the Capital Securities for approximately $10 million, resulting in a $5 million gain, which was reported in Other income in the Consolidated Statements of Income. To facilitate the legal release of the obligation created through the Debentures associated with this repurchase and future repurchases, Aon dissolved the Trust effective June 25, 2009. This dissolution resulted in the exchange of the Capital Securities held by third parties for the Debentures. Also in connection with the dissolution of the Trust, the $24 million of common equity of Aon Capital A held by Aon was exchanged for $24 million of Debentures, which were then cancelled. Following these actions, $687 million of Debentures remain outstanding. The Debentures are subject to mandatory redemption on January 1, 2027 or are redeemable in whole, but not in part, at the option of Aon upon the occurrence of certain events.

There are a number of covenants associated with both the U.S. and Euro facilities, the most significant of which require Aon to maintain a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation, and amortization), adjusted for Hewitt related transaction costs and up to $50 million in non-recurring cash charges (“Adjusted EBITDA”), to consolidated interest expense of 4 to 1 and a ratio of consolidated debt to Adjusted EBITDA, of not greater than 3 to 1. Aon was in compliance with all debt covenants at December 31, 2011.

Other than the Debentures, outstanding debt securities are not redeemable by Aon prior to maturity. There are no sinking fund provisions. Interest is payable semi-annually on most debt securities.

Repayments of total debt are as follows (in millions):

2012	$337
2013	404
2014	673
2015	612
2016	509
Thereafter	1,957
$4,492

The weighted-average interest rates on Aon’s short-term borrowings were 0.5%, 0.7%, and 1.5% for the years ended December 31, 2011, 2010, and 2009, respectively.

9.                   Lease Commitments

Aon leases office facilities, equipment and automobiles under non-cancelable operating leases. These leases expire at various dates and may contain renewal and expansion options. In addition to base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 88% of Aon’s lease obligations are for the use of office space.

In November 2011, Aon entered into an agreement to lease office space in a new building to be constructed in London, United Kingdom. The agreement is contingent upon the completion of the building construction. Aon expects to move into the new building in 2015 when it exercises an early break option at another leased facility. The Company has included the future minimum rental payments for this leased space in the schedule below and has excluded the future minimum rental payments for the existing lease beyond the expected date of the exercise of the break option.

Rental expenses (including amounts applicable to taxes, insurance and maintenance) for operating leases are as follows (in millions):

Years ended December 31	2011	2010	2009
Rental expense	$525	$429	$346
Sub lease rental income	71	57	52
Net rental expense	$454	$372	$294

At December 31, 2011, future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, net of sublease rental income, are as follows (in millions):

2012	$395
2013	373
2014	334
2015	296
2016	257
Thereafter	984
Total minimum payments required	$2,639

10.            Income Taxes

Aon and its principal domestic subsidiaries are included in a consolidated U.S. federal income tax return. Aon’s international subsidiaries file various income tax returns in their jurisdictions.

Income from continuing operations before income tax and the provision for income tax consist of the following (in millions):

Years ended December 31	2011	2010	2009
Income from continuing operations before income taxes:
U.S.	$301	$21	$215
International	1,083	1,038	734
Total	$1,384	$1,059	$949
Income taxes (benefit):
Current:
U.S. federal	$(17)	$16	$32
U.S. state and local	35	10	23
International	217	202	150
Total current	235	228	205
Deferred:
U.S. federal	109	47	49
U.S. state and local	14	13	5
International	20	12	9
Total deferred	143	72	63
Total income tax expense	$378	$300	$268

Income from continuing operations before income taxes shown above is based on the location of the business unit to which such earnings are attributable for tax purposes. However, taxable income may not correspond to the geographic attribution of the income from continuing operations before income taxes shown above due to the treatment of certain items, such as the costs associated with the Hewitt acquisition. In addition, because the earnings shown above may in some cases be subject to taxation in more than one country, the income tax provision shown above as U.S. or International may not correspond to the geographic attribution of the earnings.

A reconciliation of the income tax provisions based on the U.S. statutory corporate tax rate to the provisions reflected in the Consolidated Financial Statements is as follows:

Years ended December 31	2011	2010	2009
Statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.3	1.1	2.0
Taxes on international operations	(11.5)	(12.5)	(12.0)
Nondeductible expenses	3.5	3.9	3.4
Adjustments to prior year tax requirements	(1.1)	0.5	0.1
Deferred tax adjustments, including statutory rate changes	(0.8)	0.2	0.1
Other — net	(0.1)	0.2	(0.4)
Effective tax rate	27.3	28.4	28.2

The components of Aon’s deferred tax assets and liabilities are as follows (in millions):

As of December 31	2011	2010
Deferred tax assets:
Employee benefit plans	$940	$929
Net operating loss and tax credit carryforwards	484	430
Other accrued expenses	154	161
Investment basis differences	17	17
Other	100	66
Total	1,695	1,603
Valuation allowance on deferred tax assets	(219)	(257)
Total	$1,476	$1,346
Deferred tax liabilities:
Intangibles	$(1,333)	$(1,420)
Deferred revenue	(83)	(49)
Other accrued expenses	(121)	(41)
Unrealized investment gains	(21)	(5)
Unrealized foreign exchange gains	(23)	(23)
Other	(40)	(75)
Total	$(1,621)	$(1,613)
Net deferred tax liability	$(145)	$(267)

Deferred income taxes (assets and liabilities have been netted by jurisdiction) have been classified in the Consolidated Statements of Financial Position as follows (in millions):

As of December 31,	2011	2010
Deferred tax assets — current	$19	$121
Deferred tax assets — non-current	258	305
Deferred tax liabilities — current	(121)	(30)
Deferred tax liabilities — non-current	(301)	(663)
Net deferred tax liability	$(145)	$(267)

Valuation allowances have been established primarily with regard to the tax benefits of certain net operating loss and tax credit carryforwards. Valuation allowances decreased by $35 million in 2011, primarily attributable to the change of the following items: a decrease in the valuation allowances of $13 million due to the sale of a subsidiary in UK, a decrease of $24 million in the valuation allowances for U.S. foreign tax credit carryforwards, and an increase of $7 million in the valuation allowances for an interest expense carryforward for Germany.

Aon recognized, as an adjustment to additional paid-in-capital, income tax benefits attributable to employee stock compensation of $36 million, $20 million and $25 million in 2011, 2010 and 2009, respectively.

U.S. deferred income taxes are not provided on unremitted foreign earnings that are considered permanently reinvested, which at December 31, 2011 amounted to approximately $3.0 billion. It is not practicable to determine the income tax liability that might be incurred if all such earnings were remitted to the U.S. due to foreign tax credits and exclusions that may become available at the time of remittance.

At December 31, 2011, Aon had domestic federal operating loss carryforwards of $37million that will expire at various dates from 2012 to 2024, state operating loss carryforwards of $622 million that will expire at various dates from 2012 to 2031, and foreign operating and capital loss carryforwards of $886 million and $314 million, respectively, nearly all of which are subject to indefinite carryforward.

Unrecognized Tax Provisions

The following is a reconciliation of the Company’s beginning and ending amount of unrecognized tax benefits (in millions):

	2011	2010
Balance at January 1	$100	$77
Additions based on tax positions related to the current year	8	7
Additions for tax positions of prior years	5	4
Reductions for tax positions of prior years	(16)	(7)
Settlements	(15)	(1)
Lapse of statute of limitations	(4)	(5)
Acquisitions	40	26
Foreign currency translation	—	(1)
Balance at December 31	$118	$100

As of December 31, 2011, $116 million of unrecognized tax benefits would impact the effective tax rate if recognized. Aon does not expect the unrecognized tax positions to change significantly over the next twelve months.

The Company recognizes penalties and interest related to unrecognized income tax benefits in its provision for income taxes. Aon accrued potential penalties of less than $1 million in 2011 and $1 million in both 2010 and 2009. Aon accrued interest of less than $1 million in 2011and 2010, respectively. Aon has recorded a liability for penalties of less than $2 million and $5 million for 2011 and 2010 respectively and for interest less than $17 million and $18 million, respectively.

Aon and its subsidiaries file income tax returns in the U.S. federal jurisdiction as well as various state and international jurisdictions. Aon has substantially concluded all U.S. federal income tax matters for years through 2007. Material U.S. state and local income tax jurisdiction examinations have been concluded for years through 2005. Aon has concluded income tax examinations in its primary international jurisdictions through 2004.

11.    Stockholders’ Equity

Common Stock

On October 1, 2010, the Company issued 61 million shares of common stock as consideration for part of the purchase price of Hewitt (See Note 4 “Acquisitions and Dispositions”). In addition, as part of the consideration, each outstanding unvested Hewitt stock option became fully vested and was converted into an option to purchase Aon common stock with the same terms and conditions as the Hewitt stock option. As of the acquisition date, there were approximately 4.5 million options to purchase Aon common stock issued to former holders of Hewitt stock options, of which 1.2 million remain outstanding and exercisable.

In the fourth quarter of 2007, the Board of Directors increased the authorized share repurchase program to $4.6 billion. As of March 31, 2011, this program was fully utilized upon the repurchase of 118.7 million shares of common stock at an average price (excluding commissions) of $40.97 per share in the first quarter 2011, for an aggregate purchase price of $4.6 billion since inception of this stock repurchase program.

In January 2010, the Board of Directors authorized a new share repurchase program under which up to $2 billion of common stock may be repurchased from time to time depending on market conditions or other factors through open market or privately negotiated transactions (2010 Share Repurchase Plan). In 2011, the Company repurchased 16.4 million shares, primarily through this program through the open market or in privately negotiated transactions at an average price (excluding commissions) of $50.39 per share. Shares may be repurchased through the open market or in privately negotiated transactions, including structured repurchase programs.

Since the inception of its share repurchase program in 2005, Aon has repurchased a total of 128.3 million shares at an aggregate cost of $5.4 billion. As of December 31, 2011, Aon was authorized to purchase up to $1.2 billion of additional shares under the 2010 Share Repurchase Plan.

In 2011, Aon issued 0.5 million shares of common stock in relation to the exercise of options issued to the former holders of Hewitt options as part of the Hewitt acquisition. In addition, Aon reissued 7.8 million shares of treasury stock for employee benefit programs and 0.6 million shares in connection with employee stock purchase plans. In 2010, Aon issued 2.2 million shares of common stock in relation to the exercise of options issued to former holders of Hewitt options as part of the Hewitt acquisition. In addition, Aon reissued 8.5 million shares of treasury stock for employee benefit programs and 0.4 million shares in connection with employee stock purchase plans. In 2009, Aon issued 1.0 million new shares of common stock for employee benefit plans. In addition, Aon reissued 8.0 million shares of treasury stock for employee benefit programs and 0.5 million shares in connection with employee stock purchase plans.

In December 2010, Aon retired 40 million shares of treasury stock.

In connection with the acquisition of two entities controlled by Aon’s then-Chairman and Chief Executive Officer in 2001, Aon obtained approximately 22.4 million shares of its common stock. These treasury shares are restricted as to their reissuance.

Participating Securities

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities, as defined, and therefore, are included in computing basic and diluted earnings per share using the two class method. Certain of Aon’s restricted stock awards allow the holder to receive a non-forfeitable dividend equivalent.

Income from continuing operations, income from discontinued operations and net income, attributable to participating securities, were as follows (in millions):

	Year ended December 31,
	2011	2010	2009
Income from continuing operations	$13	$15	$15
Income from discontinued operations	—	—	3
Net income	$13	$15	$18

Weighted average shares outstanding are as follows (in millions):

	Year ended December 31,
	2011	2010	2009
Shares for basic earnings per share (1)	335.5	293.4	283.2
Potentially issuable common shares	5.4	4.7	7.9
Shares for diluted earnings per share	340.9	298.1	291.1

(1)                                 Includes 7.6 million, 6.1 million and 6.9 million shares of participating securities for the years ended December 31, 2011, 2010, and 2009 respectively.

Certain potentially issuable common shares, primarily related to stock options, were not included in the computation of diluted net income per share because their inclusion would have been antidilutive. The number of shares excluded from the calculation was 0.1 million in 2011 and 4.8 million in both 2010 and 2009.

Dividends

During 2011, 2010, and 2009, Aon paid dividends on its common stock of $200 million, $175 million, and $165 million, respectively. Dividends paid per common share were $0.60 for each of the years ended December 31, 2011, 2010, and 2009.

Other Comprehensive Loss

The components of other comprehensive loss and the related tax effects are as follows (in millions):

Year ended December 31, 2011	Pretax	Income Tax Benefit (Expense)	Net of Tax
Net derivative losses arising during the year	$(44)	$15	$(29)
Reclassification adjustment	25	(9)	16
Net change in derivative losses	(19)	6	(13)
Net foreign exchange translation adjustments	(46)	3	(43)
Net post-retirement benefit obligation	(593)	197	(396)
Total other comprehensive loss	(658)	206	(452)
Less: other comprehensive income attributable to noncontrolling interest	1	—	1
Other comprehensive loss attributable to Aon stockholders	$(659)	$206	$(453)

Year ended December 31, 2010	Pretax	Income Tax Benefit (Expense)	Net of Tax
Net derivative losses arising during the year	$(31)	$10	$(21)
Reclassification adjustment	(5)	2	(3)
Net change in derivative losses	(36)	12	(24)
Net foreign exchange translation adjustments	(92)	(43)	(135)
Net post-retirement benefit obligation	(76)	35	(41)
Total other comprehensive loss	(204)	4	(200)
Less: other comprehensive loss attributable to noncontrolling interests	(2)	—	(2)
Other comprehensive loss attributable to Aon stockholders	$(202)	$4	$(198)

Year ended December 31, 2009	Pretax	Income Tax Benefit (Expense)	Net of Tax
Net derivative gains arising during the year	$11	$(4)	$7
Reclassification adjustment	10	(4)	6
Net change in derivative gains	21	(8)	13
Decrease in unrealized gains/losses	(17)	6	(11)
Reclassification adjustment	(2)	1	(1)
Net change in unrealized investment losses	(19)	7	(12)
Net foreign exchange translation adjustments	198	5	203
Net post-retirement benefit obligations	(583)	170	(413)
Total other comprehensive loss	(383)	174	(209)
Less: other comprehensive income attributable to noncontrolling interests	4	—	4
Other comprehensive loss attributable to Aon stockholders	$(387)	$174	$(213)

The components of accumulated other comprehensive loss, net of related tax, are as follows (in millions):

As of December 31	2011	2010	2009
Net derivative losses	$(37)	$(24)	$—
Net unrealized investment gains (1)	—	—	44
Net foreign exchange translation adjustments	124	168	301
Net postretirement benefit obligations	(2,457)	(2,061)	(2,020)
Accumulated other comprehensive loss, net of tax	$(2,370)	$(1,917)	$(1,675)

(1)                                 Reflects the impact of adopting new accounting guidance which resulted in the consolidation of PEPS I effective January 1, 2010.

The pretax changes in net unrealized investment losses, which include investments reported as available for sale, are as follows (in millions):

Years ended December 31	2011	2010	2009
Fixed maturities	$—	$—	$(3)
Other investments	—	—	(16)
Total	$—	$—	$(19)

The components of net unrealized investment gains, which include investments reported as available for sale, are as follows (in millions):

As of December 31	2011	2010	2009
Other investments	$—	$—	$69
Deferred taxes	—	—	(25)
Net unrealized investment gains	$—	$—	$44

12.    Employee Benefits

Defined Contribution Savings Plans

Aon maintains defined contribution savings plans for the benefit of its U.S. and U.K. employees. The expense recognized for these plans is included in Compensation and benefits in the Consolidated Statements of Income, as follows (in millions):

Years ended December 31	2011	2010	2009
U.S.	$104	$65	$56
U.K.	43	35	38
	$147	$100	$94

Pension and Other Post-retirement Benefits

Aon sponsors defined benefit pension and post-retirement health and welfare plans that provide retirement, medical, and life insurance benefits. The post-retirement healthcare plans are contributory, with retiree contributions adjusted annually, and the life insurance and pension plans are noncontributory.

The majority of the Company’s plans are closed to new entrants. Effective April 1, 2009, the Company ceased crediting future benefits relating to salary and service in its U.S. defined benefit pension plan. This change affected approximately 6,000 active employees covered by the U.S. plan. For those employees, the Company increased its contribution to the defined contribution savings plan. In 2010, the Company ceased crediting future benefits relating to service in its Canadian defined benefit pension plans. This change affected approximately 950 active employees.

Pension Plans

The following tables provide a reconciliation of the changes in the projected benefit obligations and fair value of assets for the years ended December 31, 2011 and 2010 and a statement of the funded status as of December 31, 2011 and 2010, for the U.S. plans and material international plans, which are located in the U.K., the Netherlands, and Canada. These plans represent approximately 94% of the Company’s projected benefit obligations.

At December 31, 2010, in accordance with changes to applicable United Kingdom statutes, pensions in deferment will be revalued annually based on the Consumer Prices Index, as opposed to the Retail Prices Index which was previously used. The impact on the projected benefit obligation was a gain that was recorded in Accumulated other comprehensive loss of $124 million and is included in the actuarial gain for 2010.

	U.S.		International
(millions)	2011	2010	2011	2010
Change in projected benefit obligation
At January 1	$2,376	$2,139	$4,812	$4,500
Service cost	—	—	19	15
Interest cost	122	124	267	249
Participant contributions	—	—	1	1
Plan amendment	—	—	12	—
Plan transfer and acquisitions	—	—	17	203
Actuarial loss (gain)	51	34	(32)	(101)
Benefit payments	(115)	(111)	(181)	(183)
Change in discount rate	223	190	651	260
Foreign currency revaluation	—	—	17	(132)
At December 31	$2,657	$2,376	$5,583	$4,812
Accumulated benefit obligation at end of year	$2,657	$2,376	$5,508	$4,737
Change in fair value of plan assets
At January 1	$1,244	$1,153	$4,288	$3,753
Actual return on plan assets	83	175	595	403
Participant contributions	—	—	1	1
Employer contributions	113	27	364	261
Plan transfer and acquisitions	—	—	13	192
Benefit payments	(115)	(111)	(181)	(183)
Foreign currency revaluation	—	—	18	(139)
At December 31	$1,325	$1,244	$5,098	$4,288
Market related value at end of year	$1,410	$1,380	$5,098	$4,288
Amount recognized in Statement of Financial Position at December 31
Funded status	$(1,332)	$(1,132)	$(485)	$(524)
Unrecognized prior-service cost	—	—	28	17
Unrecognized loss	1,480	1,200	2,109	1,836
Net amount recognized	$148	$68	$1,652	$1,329

Amounts recognized in the Consolidated Statements of Financial Position consist of (in millions):

	U.S.		International
	2011	2010	2011	2010
Prepaid benefit cost (included in Other non-current assets)	$—	$—	$159	$59
Accrued benefit liability (included in Pension, other post retirement, and post employment liabilities)	(1,332)	(1,132)	(644)	(583)
Accumulated other comprehensive loss	1,480	1,200	2,137	1,853
Net amount recognized	148	68	1,652	1,329

Amounts recognized in Accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost at December 31, 2011 and 2010 consist of (in millions):

	U.S.		International
	2011	2010	2011	2010
Net loss	$1,480	$1,200	$2,109	$1,836
Prior service cost	—	—	28	17
	$1,480	$1,200	$2,137	$1,853

In 2011, U.S. plans with a projected benefit obligation (“PBO”) and an accumulated benefit obligation (“ABO”) in excess of the fair value of plan assets had a PBO of $2.7 billion, an ABO of $2.7 billion, and plan assets of $1.3 billion. International plans with a PBO in excess of the fair value of plan assets had a PBO of $3.1 billion and plan assets with a fair value of $2.5 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $3.0 billion and plan assets with a fair value of $2.4 billion.

In 2010, U.S. plans with a PBO and an ABO in excess of the fair value of plan assets had a PBO of $2.4 billion, an ABO of $2.4 billion, and plan assets of $1.2 billion. International plans with a PBO in excess of the fair value of plan assets had a PBO of $2.7 billion and plan assets with a fair value of $2.3 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $2.1 billion and plan assets with a fair value of $1.6 billion.

The following table provides the components of net periodic benefit cost for the plans (in millions):

	U.S.			International
	2011	2010	2009	2011	2010	2009
Service cost	$—	$—	$—	$19	$15	$18
Interest cost	122	124	125	267	249	236
Expected return on plan assets	(120)	(118)	(102)	(287)	(240)	(234)
Amortization of prior-service cost	—	—	(1)	1	1	—
Amortization of net actuarial loss	31	24	28	53	54	41
Net periodic benefit cost	$33	$30	$50	$53	$79	$61

In addition to the net periodic benefit cost shown above in 2010, the Company recorded a non-cash charge of $49 million ($29 million after-tax) with a corresponding credit to Accumulated other comprehensive income. This charge is included in Compensation and benefits in the Consolidated Statements of Income and represents the correction of an error in the calculation of pension expense for the Company’s U.S. pension plan for the period from 1999 to the end of the first quarter of 2010.

In 2009, a curtailment gain of $83 million was recognized as a result of the Company ceasing crediting future benefits relating to salary and service of the U.S. defined benefit pension plan. Also in 2009, Aon recorded a $5 million curtailment charge attributable to a remeasurement resulting from the decision to cease service accruals for the Canadian plans beginning in 2010. These items are reported in Compensation and benefits in the Consolidated Statements of Income.

In 2009, a curtailment gain of $10 million was recognized in discontinued operations resulting from the sale of Combined Insurance Company of America (“CICA”). The curtailment gain relates to the Company’s U.S. Retiree Health and Welfare Plan, in which CICA employees were allowed to participate through the end of 2008, pursuant to the terms of the sale.

The weighted-average assumptions used to determine future benefit obligations are as follows:

	U.S.		International
	2011	2010	2011	2010
Discount rate	4.33 – 4.60%	4.35 – 5.34%	4.40 – 4.94%	4.70 – 5.50%
Rate of compensation increase	N/A	N/A	2.25 – 3.55%	2.50 – 4.00%

The weighted-average assumptions used to determine the net periodic benefit cost are as follows:

	U.S.			International
	2011	2010	2009	2011	2010	2009
Discount rate	4.35 – 5.34%	5.22% – 5.98%	6.00 – 7.08%	4.70 – 5.50%	4.00 – 6.19%	5.62 – 7.42%
Expected return on plan assets	8.80	8.80	8.70	3.20 – 7.20	4.70 – 7.00	5.48 – 7.00
Rate of compensation increase	N/A	N/A	N/A	2.00 – 4.00	2.50 – 3.60	3.25 – 3.50

The amounts in Accumulated other comprehensive loss expected to be recognized as components of net periodic benefit cost during 2012 are $43 million in the United States and $60 million internationally.

Expected Return on Plan Assets

To determine the expected long-term rate of return on plan assets, the historical performance, investment community forecasts and current market conditions are analyzed to develop expected returns for each asset class used by the plans. The expected returns for each asset class are weighted by the target allocations of the plans. The expected return on plan assets in the U.S. of 8.80% reflects a portfolio that is seeking asset growth through a higher equity allocation while maintaining prudent risk levels. The portfolio contains certain assets that have historically resulted in higher returns and other instruments to minimize downside risk.

No plan assets are expected to be returned to the Company during 2012.

Fair value of plan assets

The Company determined the fair value of plan assets through numerous procedures based on the asset class and available information. See Note 15 “Fair Value Measurements and Financial Instruments” for a description of the procedures performed to determine the fair value of the plan assets. The fair values of Aon’s U.S. pension plan assets at December 31, 2011 and December 31, 2010, by asset category, are as follows (in millions):

		Fair Value Measurements Using
Asset Category	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents (1)	$22	$22	$—	$—
Equity investments: (2)
Large cap domestic	151	151	—	—
Small cap domestic	58	—	58	—
Large cap international	97	9	88	—
Equity derivatives	173	63	110	—
Fixed income investments: (3)
Corporate bonds	355	—	355	—
Government and agency bonds	116	—	116	—
Asset-backed securities	18	—	18	—
Fixed income derivatives	83	—	83	—
Other investments:
Alternative investments (4)	191	—	—	191
Commodity derivatives (5)	19	—	19	—
Real estate and REITS (6)	42	42	—	—
Total	$1,325	$287	$847	$191

(1)                                 Consists of cash and institutional short-term investment funds.

(2)                                 Consists of equity securities, equity derivatives, and pooled equity funds.

(3)                                 Consists of corporate and government bonds, asset-backed securities, and fixed income derivatives.

(4)                                 Consists of limited partnerships, private equity and hedge funds.

(5)                                 Consists of long-dated options on a commodity index.

(6)                                 Consists of exchange traded REITS.

		Fair Value Measurements Using
Asset Category	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Highly liquid debt instruments (1)	$27	$1	$26	$—
Equity investments: (2)
Large cap domestic	247	247	—	—
Small cap domestic	22	—	22	—
Large cap international	11	11	—	—
Small cap global	—	—	—	—
Equity derivatives	231	—	231	—
Fixed income investments: (3)
Corporate bonds	395	—	395	—
Government and agency bonds	50	—	50	—
Asset-backed securities	5	—	5	—
Fixed income derivatives	6	—	6	—
Other investments:
Alternative investments (4)	193	—	—	193
Commodity derivatives (5)	18	—	18	—
Real estate and REITS (6)	39	39	—	—
Total	$1,244	$298	$753	$193

(1)                                 Consists of cash and institutional short-term investment funds.

(2)                                 Consists of equity securities and equity derivatives.

(3)                                 Consists of corporate and government bonds, asset-backed securities, and fixed income derivatives.

(4)                                 Consists of limited partnerships, private equity and hedge funds.

(5)                                 Consists of long-dated options on a commodity index.

(6)                                 Consists of exchange traded REITS.

The following table presents the changes in the Level 3 fair-value category for the years ended December 31, 2011 and December 31, 2010 (in millions):

Fair Value Measurement Using Level 3 Inputs
Balance at January 1, 2010	$138
Actual return on plan assets:
Relating to assets still held at December 31, 2010	1
Relating to assets sold during 2010	8
Purchases, sales and settlements	35
Transfer in/(out) of level 3	11
Balance at December 31, 2010	193
Actual return on plan assets:
Relating to assets still held at December 31, 2011	(8)
Relating to assets sold during 2011	1
Purchases, sales and settlements	5
Transfer in/(out) of Level 3	—
Balance at December 31, 2011	$191

The fair values of Aon’s major international pension plan assets at December 31, 2011 and December 31, 2010, by asset category, are as follows (in millions):

		Fair Value Measurements Using
	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash & cash equivalents	$276	$276	$—	$—
Equity investments:
Pooled funds: (1)
Global	960	—	960	—
Europe	347	—	347	—
North America	56	—	56	—
Equity securities — global (2)	128	128	—	—
Derivatives (2)	11	—	11	—
Fixed income investments:
Pooled funds (1)
Fixed income securities	823	—	823	—
Derivatives	21	—	21	—
Fixed income securities (3)	1,355	1,299	56	—
Annuities	419	—	—	419
Derivatives (3)	178	—	178	—
Other investments:
Pooled funds: (1)
Commodities	26	—	26	—
REITS	4	—	4	—
Real estate (4)	134	—	—	134
Derivatives	14	—	14	—
Alternative investments (5)	346	—	—	346
Total	$5,098	$1,703	$2,496	$899

(1)                                 Consists of various equity, fixed income, commodity, and real estate mutual fund type investment vehicles.

(2)                                 Consists of equity securities and equity derivatives.

(3)                                 Consists of corporate and government bonds and fixed income derivatives.

(4)                                 Consists of property funds and trusts holding direct real estate investments.

(5)                                 Consists of limited partnerships, private equity and hedge funds.

		Fair Value Measurements Using
Asset Category	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash & cash equivalents	$54	$54	$—	$—
Equity investments:
Pooled funds: (1)
Global	823	—	661	162
Europe	574	—	574	—
North America	133	—	133	—
Asia Pacific	67	—	67	—
Other equity securities — global (2)	129	121	8	—
Fixed income investments:
Pooled funds (1)	947	—	907	40
Fixed income securities (3)	805	—	805	—
Annuities	380	—	—	380
Derivatives (3)	(28)	—	(28)	—
Other investments:
Pooled Funds: (1)
Commodities	34	—	34	—
REITS	8	—	8	—
Real estate (4)	127	—	—	127
Alternative investments (5)	235	—	17	218
Total	$4,288	$175	$3,186	$927

(1)                                 Consists of various equity, fixed income, commodity, and real estate mutual fund type investment vehicles.

(2)                                 Consists of equity securities and equity derivatives.

(3)                                 Consists of corporate and government bonds and fixed income derivatives.

(4)                                 Consists of property funds and trusts holding direct real estate investments.

(5)                                 Consists of limited partnerships, private equity and hedge funds.

The following table presents the changes in the Level 3 fair-value category for the years ended December 31, 2011 and December 31, 2010 (in millions):

	Fair Value Measurements Using Level 3 Inputs
	Global	Fixed	Annuities	Real Estate	Alternative Investments	Total
Balance at January 1, 2010	$145	$—	$432	$136	$33	$746
Actual return on plan assets:
Relating to assets still held at December 31, 2010	20	2	(38)	9	7	—
Relating to assets sold during 2010	2	—	—	—	2	4
Purchases, sales and settlements	10	38	—	(12)	176	212
Foreign Exchange	(15)	—	(14)	(6)	—	(35)
Balance at December 31, 2010	162	40	380	127	218	927
Actual return on plan assets:
Relating to assets still held at December 31, 2011	—	—	35	3	—	38
Relating to assets sold during 2011	—	—	—	—	1	1
Purchases, sales and settlements	—	—	—	2	86	88
Transfers in/(out) of Level 3 (1)	(162)	(40)	—	1	41	(160)
Foreign Exchange	—	—	4	1	—	5
Balance at December 31, 2011	$—	$—	$419	$134	$346	$899

(1)                                 During 2011, a pooled global equity fund with a fair value of $162 million was transferred from Level 3 to Level 2 due to increased observability of the inputs. Additionally, a fund of funds with a fair value of $40 million was reclassified within Level 3 to be consistent with other similar fund of funds classified as Alternative Investments within the fair value hierarchy.

Investment Policy and Strategy

The U.S. investment policy, as established by the Aon Retirement Plan Governance and Investment Committee (“RPGIC”), seeks reasonable asset growth at prudent risk levels within target allocations, which are 49% equity investments, 30% fixed income investments, and 21% other investments. Aon believes that plan assets are well-diversified and are of appropriate quality. The investment portfolio asset allocation is reviewed quarterly and re-balanced to be within policy target allocations. The investment policy is reviewed at least annually and revised, as deemed appropriate by the RPGIC. The investment policies for international plans are generally established by the local pension plan trustees and seek to maintain the plans’ ability to meet liabilities and to comply with local minimum funding requirements. Plan assets are invested in diversified portfolios that provide adequate levels of return at an acceptable level of risk. The investment policies are reviewed at least annually and revised, as deemed appropriate to ensure that the objectives are being met. At December 31, 2011, the weighted average targeted allocation for the international plans was 43% for equity investments and 57% for fixed income investments.

Cash Flows

Contributions

Based on current assumptions, Aon expects to contribute approximately $237 million and $304 million, respectively, to its U.S. and international pension plans during 2012.

Estimated Future Benefit Payments

Estimated future benefit payments for plans are as follows at December 31, 2011 (in millions):

	U.S.	International
2012	$137	$164
2013	147	172
2014	142	180
2015	148	187
2016	146	198
2017 – 2021	753	990

U.S. and Canadian Other Post-Retirement Benefits

The following table provides an overview of the accumulated projected benefit obligation, fair value of plan assets, funded status and net amount recognized as of December 31, 2011 and 2010 for the Company’s other post-retirement benefit plans located in the U.S. and Canada (in millions):

	2011	2010
Accumulated projected benefit obligation	$134	$119
Fair value of plan assets	20	22
Funded status	(114)	(97)
Unrecognized prior-service credit	(8)	(11)
Unrecognized loss	25	9
Net amount recognized	$(97)	$(99)

Other information related to the Company’s other post-retirement benefit plans are as follows:

	2011	2010	2009
Net periodic benefit cost recognized (millions)	$6	$4	$4
Weighted-average discount rate used to determine future benefit obligations	4.33 – 5.00%	4.92 – 6.00%	5.90 – 6.19%
Weighted-average discount rate used to determine net periodic benefit costs	4.92 – 6.00%	5.90 – 6.19%	6.22 – 7.50%

Amounts recognized in Accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost at December 31, 2011 are $25 million and $8 million of net loss and prior service credit, respectively. The amount in accumulated other comprehensive income expected to be recognized as a component of net periodic benefit cost during 2012 is $2 million and $3 million of net loss and prior service credit, respectively.

Based on current assumptions, Aon expects:

•                  To contribute $7 million to fund material other post-retirement benefit plans during 2012.

•                  Estimated future benefit payments will be approximately $9 million each year for 2012 through 2016, and $49 million in aggregate for 2017-2021.

The accumulated post-retirement benefit obligation is increased by $5 million and decreased by $4 million by a respective 1% increase or decrease to the assumed health care trend rate. The service cost and interest cost components of net periodic benefits cost is increased by $1 million and decreased by $1 million by a respective 1% increase or decrease to the assumed healthcare trend rate.

For most of the participants in the U.S. plan, Aon’s liability for future plan cost increases for pre-65 and Medical Supplement plan coverage is limited to 5% per annum. Because of this cap, net employer trend rates for these plans are effectively limited to 5% per year in the future. During 2007, Aon recognized a plan amendment that phases out post-65 retiree coverage in its U.S. plan over the next three years. The impact of this amendment on net periodic benefit cost is being recognized over the average remaining service life of the employees.

13.    Stock Compensation Plans

The following table summarizes share-based compensation expense recognized in continuing operations in Compensation and benefits in the Consolidated Statements of Income (in millions):

Years ended December 31	2011	2010	2009
Restricted Stock Units (“RSUs”)	$142	$138	$124
Performance Share Awards (“PSAs”)	78	62	60
Stock options	9	17	21
Employee stock purchase plans	6	4	4
Total stock-based compensation expense	235	221	209
Tax benefit	77	75	68
Stock-based compensation expense, net of tax	$158	$146	$141

During 2009, the Company converted its stock administration system to a new service provider. In connection with this conversion, a reconciliation of the methodologies and estimates used was performed, which resulted in a $12 million reduction of expense for the year ended December 31, 2009.

Restricted Stock Units

RSUs generally vest between three and five years, but may vest up to ten years from the date of grant. The fair value of RSUs is based upon the market value of the Aon common stock at the date of grant. With certain limited exceptions, any break in continuous employment will cause the forfeiture of all unvested awards. Compensation expense associated with RSUs is recognized over the service period. Dividend equivalents are paid on certain RSUs, based on the initial grant amount.

A summary of the status of Aon’s RSUs is as follows (shares in thousands):

	2011		2010		2009
Years ended December 31	Shares	Fair Value (1)	Shares	Fair Value (1)	Shares	Fair Value (1)
Non-vested at beginning of year	10,674	$38	12,850	$36	14,060	$35
Granted	3,506	51	3,817	40	3,786	38
Vested	(3,773)	39	(5,278)	35	(4,330)	33
Forfeited	(491)	39	(715)	35	(666)	37
Non-vested at end of year	9,916	42	10,674	38	12,850	36

(1)                                 Represents per share weighted average fair value of award at date of grant.

The fair value of awards that vested during 2011, 2010 and 2009 was $217 million, $235 million and $223 million, respectively.

Performance Share Awards

The vesting of PSAs is contingent upon meeting various individual, divisional or company-wide performance conditions, including revenue generation or growth in revenue, pretax income or earnings per share over a one- to five-year period. The performance conditions are not considered in the determination of the grant date fair value for these awards. The fair value of PSAs is based upon the market price of the Aon common stock at the date of grant. Compensation expense is recognized over the performance period, and in certain cases an additional vesting period, based on management’s estimate of the number of units expected to vest. Compensation expense is adjusted to reflect the actual number of shares issued at the end of the programs. The actual issuance of shares may range from 0-200% of the target number of PSAs granted, based on the plan. Dividend equivalents are not paid on PSAs.

Information regarding PSAs granted during the years ended December 31, 2011, 2010 and 2009 follows (shares in thousands, dollars in millions, except fair value):

	2011	2010	2009
Target PSUs granted	1,715	1,390	3,754
Fair Value (1)	$50	$39	$38
Number of shares that would be issued based on current performance levels	1,772	1,397	2,300
Unamortized expense, based on current performance levels	$60	$18	$4

(1)                                 Represents per share weighted average fair value of award at date of grant.

During 2011, the Company issued approximately 1.2 million shares in connection with the 2008 Leadership Performance Plan (“LPP”) cycle and 0.3 million shares related to a 2006 performance plan. During 2010, the Company issued approximately 1.6 million shares in connection with the completion of the 2007 LPP cycle and 84,000 shares related to other performance plans.

Stock Options

Options to purchase common stock are granted to certain employees at fair value on the date of grant. Commencing in 2010, the Company ceased granting new stock options with the exception of historical contractual commitments. Generally, employees are required to complete two continuous years of service before the options begin to vest in increments until the completion of a 4-year period of continuous employment, although a number of options were granted that require five continuous years of service before the options are fully vested. Options issued under the LPP program vest ratable over 3 years with a six year term. The maximum contractual term on stock options is generally ten years from the date of grant.

Aon uses a lattice-binomial option-pricing model to value stock options. Lattice-based option valuation models use a range of assumptions over the expected term of the options. Expected volatilities are based on the average of the historical volatility of Aon’s stock price and the implied volatility of traded options and Aon’s stock. The valuation model stratifies employees between those receiving LPP options, Special Stock Plan (“SSP”) options, and all other option grants. The Company believes that this stratification better represents prospective stock option exercise patterns. The expected dividend yield assumption is based on the Company’s historical and expected future dividend rate. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of employee stock options represents the weighted-average period stock options are expected to remain outstanding and is a derived output of the lattice-binomial model.

The weighted average assumptions, the weighted average expected life and estimated fair value of employee stock options are summarized as follows:

	2011	2010	2009
Years ended December 31	All Other Options	All Other Options	LPP Options	SSP Options	All Other Options
Weighted average volatility	26.1%	28.5%	35.5%	34.1%	32.0%
Expected dividend yield	1.3%	1.6%	1.3%	1.5%	1.5%
Risk-free rate	2.2%	3.0%	1.5%	2.0%	2.6%
Weighted average expected life, in years	5.5	6.1	4.4	5.6	6.5
Weighted average estimated fair value per share	$10.92	$10.37	$12.19	$11.82	$12.34

In connection with the LPP Plan, the Company granted the following number of stock options at the noted exercise price: 2011 — none, 2010 — none, and 2009 — 1 million shares at $39 per share. In connection with its incentive compensation plans, the Company granted the following number of stock options at the noted exercise price: 2011 — 80,000 shares at $53 per share, 2010 — 143,000 shares at $38 per share, and 2009 — 550,000 shares at $37 per share. In 2010, the Company acquired Hewitt Associates and immediately vested all outstanding options issued under Hewitt’s Global Stock and Incentive Compensation Plan.

Each outstanding vested Hewitt stock option was converted into a fully vested and exercisable option to purchase Aon Common Stock with the same terms and conditions as the Hewitt stock option. On the acquisition date, 4.5 million options to purchase Aon Common Stock were issued to former holders of Hewitt stock options and 1.2 million of these options remain outstanding and exercisable at December 31, 2011.

A summary of the status of Aon’s stock options and related information is as follows (shares in thousands):

	2011		2010		2009
Years ended December 31	Shares	Weighted- Average Exercise Price Per Share	Shares	Weighted- Average Exercise Price Per Share	Shares	Weighted- Average Exercise Price Per Share
Beginning outstanding	13,919	$32	15,937	$33	19,666	$31
Options issued in connection with the Hewitt acquisition	—	—	4,545	22	—	—
Granted	80	53	143	38	1,551	38
Exercised	(4,546)	32	(6,197)	27	(4,475)	27
Forfeited and expired	(337)	36	(509)	35	(805)	38
Outstanding at end of year	9,116	32	13,919	32	15,937	33
Exercisable at end of year	7,833	30	11,293	30	9,884	31
Shares available for grant	24,508		22,777		8,257

A summary of options outstanding and exercisable as of December 31, 2011 is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price Per Share	Shares Exercisable	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price Per Share
$14.71 – 22.86	2,718	2.66	$20.95	2,718	2.66	$20.95
22.87 – 25.51	663	3.40	25.37	663	3.40	25.37
25.52 – 32.53	1,069	2.95	27.53	1,069	2.95	27.53
32.54 – 36.88	1,277	2.96	36.05	1,037	2.41	35.96
36.89 – 43.44	2,309	3.04	39.72	1,757	2.35	39.92
43.45 – 52.93	1,080	4.49	46.24	589	4.09	45.52
	9,116			7,833

The aggregate intrinsic value represents the total pretax intrinsic value, based on options with an exercise price less than the Company’s closing stock price of $46.80 as of December 31, 2011, which would have been received by the option holders had those option holders exercised their options as of that date. At December 31, 2011, the aggregate intrinsic value of options outstanding was $136 million, of which $129 million was exercisable.

Other information related to the Company’s stock options is as follows (in millions):

	2011	2010	2009
Aggregate intrinsic value of stock options exercised	$80	$87	$62
Cash received from the exercise of stock options	153	162	121
Tax benefit realized from the exercise of stock options	14	4	15

Unamortized deferred compensation expense, which includes both options and awards, amounted to $263 million as of December 31, 2011, with a remaining weighted-average amortization period of approximately 2.0 years.

Employee Stock Purchase Plan

United States

Aon has an employee stock purchase plan that provides for the purchase of a maximum of 7.5 million shares of Aon’s common stock by eligible U.S. employees. Prior to 2011, shares of Aon’s common stock were purchased at 3-month intervals at 85% of the lower of the fair market value of the common stock on the first or the last day of each 3-month period. Beginning in 2011, shares of Aon’s common stock were purchased at 6-month intervals at 85% of the lower of the fair market value of the common stock on the first or last day of each 6-month period. In 2011, 2010, and 2009, 468,000 shares, 357,000 shares and 323,000 shares, respectively, were issued to employees under the plan. Compensation expense recognized was $5 million in 2011, and $3 million each in 2010 and 2009.

United Kingdom

Aon also has an employee stock purchase plan for eligible U.K. employees that provides for the purchase of shares after a 3-year period and that is similar to the U.S. plan previously described. Three-year periods began in 2008 and 2006, allowing for the purchase of a maximum of 200,000 and 525,000 shares, respectively. In 2011, 2010 and 2009, 63,000 shares, 5,000 shares, and 201,000 shares, respectively, were issued under the plan. In 2011, 2010 and 2009, $1 million, $1 million, and $1 million, respectively, of compensation expense was recognized.

14.    Derivatives and Hedging

Aon is exposed to certain market risks, including changes in foreign currency exchange rates and interest rates. To manage the risk related to these exposures, Aon enters into various derivative instruments that reduce these market risks by creating offsetting exposures. Aon does not enter into derivative instruments for trading or speculative purposes.

Derivative transactions are governed by a uniform set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. Positions are monitored using techniques such as market value and sensitivity analyses.

Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. The credit risk is generally limited to the fair value of those contracts that are favorable to Aon. Aon has limited its credit risk by using International Swaps and Derivatives Association (“ISDA”) master agreements, collateral and credit support arrangements, entering into non-exchange-traded derivatives with highly-rated major financial institutions and by using exchange-traded instruments. Aon monitors the credit-worthiness of, and exposure to, its counterparties. As of December 31, 2011, all net derivative positions were free of credit risk contingent features. In addition, Aon has not received nor pledged collateral to counterparties for derivatives subject to collateral support arrangements as of December 31, 2011.

Foreign Exchange Risk Management

Aon and its subsidiaries are exposed to foreign exchange risk when they receive revenues, pay expenses, or enter into intercompany loans denominated in a currency that differs from their functional currency. Aon uses foreign exchange derivatives, typically forward contracts, options and cross currency swaps, to reduce its overall exposure to the effects of currency fluctuations on cash flows. These exposures are hedged, on average, for less than two years; however, in limited instances, the Company has hedged certain exposures up to five years in the future. As of December 31, 2011, $43 million of pretax losses have been deferred in OCI related to foreign currency hedges, of which a $30 million loss is expected to be reclassified to earnings in 2012. These hedging relationships had no material ineffectiveness in 2011, 2010, or 2009.

Aon also uses foreign exchange derivatives, typically forward contracts and options, to hedge its net investments in foreign operations for up to two years in the future. As of December 31, 2011, $109 million of gains have been deferred in OCI related to the existing hedge of a net investment in a foreign operation. This hedge had no material ineffectiveness in 2011, 2010, or 2009.

Aon also uses foreign exchange derivatives, typically forward contracts and options, to manage the currency exposure of Aon’s global liquidity profile for one year in the future. These derivatives are not accounted for as hedges, and changes in fair value are recorded each period in Other general expenses in the Consolidated Statements of Income.

Interest Rate Risk Management

Aon holds variable-rate short-term brokerage and other operating deposits. Aon uses interest rate derivatives, typically swaps, to reduce its exposure to the effects of interest rate fluctuations on the forecasted interest receipts from these deposits for up to two years in the future. As of December 31, 2011, $1 million of pretax gains have been deferred in OCI related to these hedging relationships, all of which is expected to be reclassified to earnings in 2012. These hedges had no material ineffectiveness in 2011, 2010, or 2009.

In August 2010, Aon entered into forward starting swaps with a total notional of $500 million to reduce its exposure to the effects of interest rate fluctuations on the forecasted interest expense cash flows related to the anticipated issuance of fixed rate debt in September 2010. Aon designated the forward starting swaps as a cash flow hedge of this exposure and terminated the positions when the debt was issued. As of December 31, 2011, $12 million of pretax losses have been deferred in OCI related to these hedges, of which $1 million is expected to be reclassified to earnings during the next twelve months. These hedges had no material ineffectiveness in 2011 and 2010.

In 2009, a subsidiary of Aon issued €500 million ($655 million at December 31, 2011 exchange rates) of fixed rate debt due on July 1, 2014. Aon is exposed to changes in the fair value of the debt due to interest rate fluctuations. Aon entered into interest rate swaps, which were designated as part of a fair value hedging relationship to reduce its exposure to the effects of interest rate fluctuations on the fair value of the debt. This hedge did not have any material ineffectiveness in 2011, 2010, and 2009.

The notional and fair values of derivative instruments are as follows (in millions):

	Notional		Derivative Assets (1)		Derivative Liabilities (2)
	Amount		Fair Value		Fair Value
As of December 31	2011	2010	2011	2010	2011	2010
Derivatives accounted for as hedges:
Interest rate contracts	$702	$826	$16	$15	$—	$—
Foreign exchange contracts	1,297	1,544	140	157	188	157
Total	1,999	2,370	156	172	188	157
Derivatives not accounted for as hedges:
Foreign exchange contracts	246	238	1	2	1	1
Total	$2,245	$2,608	$157	$174	$189	$158

(1)                                 Included within other assets in the Consolidated Statements of Financial Position.

(2)                                 Included within other liabilities in the Consolidated Statements of Financial Position.

The amounts of derivative gains (losses) recognized in the Consolidated Financial Statements are as follows (in millions):

	December 31,
	2011	2010
Gain (Loss) recognized in Accumulated Other Comprehensive Loss:
Cash flow hedges:
Interest rate contracts	$(1)	$(10)
Foreign exchange contracts	(54)	(145)
Total	(55)	(155)
Foreign net investment hedges:
Foreign exchange contracts	$(2)	$111

Gain (Loss) reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion):
Cash flow hedges:
Interest rate contracts (1)	$—	$16
Foreign exchange contracts (2)	(36)	(134)
Total	(36)	(118)
Foreign net investment hedges:
Foreign exchange contracts	$—	$—

The amount of gain (loss) recognized in the Consolidated Financial Statements is as follows (in millions):

	Twelve months ended December 31,
	Amount of Gain (Loss) Recognized in Income on Derivative		Amount of Gain (Loss) Recognized in Income on Related Hedged Item
	2011	2010	2011	2010
Fair value hedges:
Foreign exchange contracts	$2	$6	$(2)	$(6)

The amount of gain (loss) recognized in income on the ineffective portion of derivatives for 2011, 2010 and 2009 was negligible.

Aon recorded a loss of $9 million and a gain of $10 million in Other general expenses for foreign exchange derivatives not designated or qualifying as hedges for 2011 and 2010, respectively.

15.    Fair Value Measurements and Financial Instruments

Accounting standards establish a three tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

•                  Level 1 — observable inputs such as quoted prices for identical assets in active markets;

•                  Level 2 — inputs other than quoted prices for identical assets in active markets, that are observable either directly or indirectly; and

•                  Level 3 — unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.

The following methods and assumptions are used to estimate the fair values of the Company’s financial instruments:

Money market funds and highly liquid debt securities are carried at cost and amortized cost, respectively, as an approximation of fair value. Based on market convention, the Company considers cost a practical and expedient measure of fair value.

Cash, cash equivalents, and highly liquid debt instruments consist of cash and institutional short-term investment funds. The Company independently reviews the short-term investment funds to obtain reasonable assurance the fund net asset value is $1 per share.

Equity investments consist of domestic and international equity securities and exchange traded equity derivatives valued using the closing stock price on a national securities exchange. Over the counter equity derivatives are valued using observable inputs such as underlying prices of the equity security and volatility. The Company independently reviews the listing of Level 1 equity securities in the portfolio and agrees the closing stock prices to a national securities exchange, and on a sample basis, independently verifies the observable inputs for Level 2 equity derivatives and securities.

Fixed income investments consist of certain categories of bonds and derivatives. Corporate, government, and agency bonds are valued by pricing vendors who estimate fair value using recently executed transactions and proprietary models based on observable inputs, such as interest rate spreads, yield curves and credit risk. Asset-backed securities are valued by pricing vendors who estimate fair value using discounted cash flow models utilizing observable inputs based on trade and quote activity of securities with similar features. Fixed Income Derivatives are valued by pricing vendors using observable inputs such as interest rates and yield curves. The Company obtains a detailed understanding of the models, inputs, and assumptions used in developing prices provided by its vendors. This understanding includes extensive discussions with valuation resources at the vendor. During these discussions, the Company uses a fair value measurement questionnaire, which is part of the Company’s internal controls over financial reporting, to obtain the information necessary to assert the model, inputs and assumptions used comply with U.S. GAAP, including disclosure requirements. The Company also obtains observable inputs from the pricing vendor and independently verifies the observable inputs, as well as assesses assumptions used for reasonableness based on relevant market conditions and internal Company guidelines. If an assumption is deemed unreasonable, based on the Company’s guidelines, it is then reviewed by a member of management and the fair value estimate provided by the vendor is adjusted, if deemed appropriate. These adjustments do not occur frequently and have not historically been material to the fair value estimates used in the Consolidated Financial Statements.

Pooled funds consist of various equity, fixed income, commodity, and real estate mutual fund type investment vehicles. Pooled investment funds fair value is estimated based on the proportionate share ownership in the underlying net assets of the investment, which is based on the fair value of the underlying securities that trade on a national securities exchange. Where possible, the Company independently reviews the listing securities in the portfolio and agrees the closing stock prices to a national securities exchange. The Company gains an understanding of the investment guidelines and valuation policies of the fund and holds extensive discussions regarding fund performance with pooled fund managers. The Company obtains audited fund manager financial statements, when available. If the pooled fund is designed to replicate a publicly traded index, the Company compares the performance of the fund to the index to assess the reasonableness of the fair value measurement.

Alternative investments consist of limited partnerships, private equity and hedge funds. Alternative investment fair value is generally estimated based on the proportionate share ownership in the underlying net assets of the investment as determined by the general partner or investment manager. The valuations are based on various factors depending on investment strategy, proprietary models, and specific financial data or projections. The Company obtains audited fund manager financial statements, when available. The Company obtains a detailed understanding of the models, inputs, and assumptions used in developing prices provided by the investment managers (or appropriate party). During these discussions with the investment manager, the Company uses a fair value measurement questionnaire, which is part of the Company’s internal controls over financial reporting, to obtain the information necessary to assert the model, inputs and assumptions used comply with U.S. GAAP, including disclosure requirements. The Company also obtains observable inputs from the investment manager and independently verifies the observable inputs, as well as assesses assumptions used for reasonableness based on relevant market conditions and internal Company guidelines. If an assumption is deemed unreasonable, based on the Company’s guidelines, it is then reviewed by a member of management and the fair value estimate provided by the vendor is adjusted, if deemed appropriate. These adjustments do not occur frequently and have not historically been material to the fair value estimates used in the Consolidated Financial Statements.

Derivatives are carried at fair value, based upon industry standard valuation techniques that use, where possible, current market-based or independently sourced pricing inputs, such as interest rates, currency exchange rates, or implied volatilities.

Annuity contracts consist of insurance group annuity contracts purchased to match the pension benefit payment stream owed to certain selected plan participant demographics within a few major UK defined benefit plans. Annuity contracts are valued using a discounted cash flow model utilizing assumptions such as discount rate, mortality, and inflation. The Company independently verifies the observable inputs.

Real estate and REITS consist of publicly traded REITS and direct real estate investments. Level 1 REITS are valued using the closing stock price on a national securities exchange. The Level 3 values are based on the proportionate share of ownership in the underlying net asset value as determined by the investment manager. The Company independently reviews the listing of Level 1 REIT securities in the portfolio and agrees the closing stock prices to a national securities exchange. The Company gains an understanding of the investment guidelines and valuation policies of the Level 3 real estate funds and discusses performance with fund managers. The Company obtains audited fund manager financial statements, when available. See the description of “Alternative Investments” for further detail on valuation procedures surrounding Level 3 REITS.

Guarantees are carried at fair value, which is based on discounted estimated future cash flows using published historical cumulative default rates and discount rates commensurate with the underlying exposure.

Debt is carried at outstanding principal balance, less any unamortized discount or premium. Fair value is based on quoted market prices or estimates using discounted cash flow analyses based on current borrowing rates for similar types of borrowing arrangements.

The following table presents the categorization of the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2011 and 2010 (in millions):

		Fair Value Measurements Using
	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market funds and highly liquid debt securities (1)	$2,428	$2,403	$25	$—
Other investments
Fixed maturity securities
Corporate bonds	12	—	—	12
Government bonds	3	—	3	—
Derivatives
Interest rate contracts	16	—	16	—
Foreign exchange contracts	141	—	141	—
Liabilities:
Derivatives
Foreign exchange contracts	189	—	189	—

(1)                                 Includes $2,403 million of money market funds and $25 million of highly liquid debt securities that are classified as fiduciary assets, short-term investments or cash equivalents in the Consolidated Statements of Financial Position, depending on their nature and initial maturity. See Note 7 “Investments” for additional information regarding the Company’s investments.

		Fair Value Measurements Using
	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market funds and highly liquid debt securities (1)	$2,618	$2,591	$27	$—
Other investments
Fixed maturity securities
Corporate bonds	12	—	—	12
Government bonds	3	—	3	—
Derivatives
Interest rate contracts	15	—	15	—
Foreign exchange contracts	159	—	159	—
Liabilities:
Derivatives
Foreign exchange contracts	158	—	158	—

(1)                                 Includes $2,591 million of money market funds and $27 million of highly liquid debt securities that are classified as fiduciary assets, short-term investments or cash equivalents in the Consolidated Statements of Financial Position, depending on their nature and initial maturity. See Note 7 “Investments” for additional information regarding the Company’s investments.

The following table presents the changes in the Level 3 fair-value category in 2011 and 2010 (in millions):

	Fair Value Measurements Using Level 3 Inputs
	Other Investments	Guarantees
Balance at January 1, 2010	100	(4)
Total gains (losses):
Included in earnings	—	4
Included in other comprehensive income	—	—
Purchases and sales	(1)	—
Transfers (1)	(87)	—
Balance at December 31, 2010	$12	$—
Total gains (losses):
Included in earnings	—	—
Included in other comprehensive income	—	—
Purchases	—	—
Sales	—	—
Transfers (1)	—	—
Balance at December 31, 2011	$12	$—

(1)                                 Transfers represent the removal of the investment in PEPS I preferred stock as a result of consolidating PEPS I on January 1, 2010.

The majority of the Company’s financial instruments is either carried at fair value or has a carrying amount that approximates fair value.

The following table discloses the Company’s financial instruments where the carrying amounts and fair values differ (in millions):

	2011		2010
As of December 31	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$4,155	$4,494	$4,014	$4,172

16.            Commitments and Contingencies

Legal

Aon and its subsidiaries are subject to numerous claims, tax assessments, lawsuits and proceedings that arise in the ordinary course of business, which frequently include errors and omissions (“E&O”) claims. The damages claimed in these matters are or may be substantial, including, in many instances, claims for punitive, treble or extraordinary damages. Aon has historically purchased E&O insurance and other insurance to provide protection against certain losses that arise in such matters. Aon has exhausted or materially depleted its coverage under some of the policies that protect the Company and, consequently, is self-insured or materially self-insured for some historical claims. Accruals for these exposures, and related insurance receivables, when applicable, have been recognized to the extent that losses are deemed probable and are reasonably estimable. These amounts are adjusted from time to time as developments warrant. Amounts related to settlement provisions are recorded in Other general expenses in the Consolidated Statements of Income.

At the time of the 2004-05 investigation of the insurance industry by the Attorney General of New York and other regulators, purported classes of clients filed civil litigation against Aon and other companies under a variety of legal theories, including state tort, contract, fiduciary duty, antitrust and statutory theories and federal antitrust and Racketeer Influenced and Corrupt Organizations Act (“RICO”) theories. The federal actions were consolidated in the U.S. District Court for the District of New Jersey, and a state court collective action was filed in California. In the New Jersey actions, the Court dismissed plaintiffs’ federal antitrust and RICO claims in separate orders in August and October 2007, respectively. In August 2010, the U.S. Court of Appeals for the Third Circuit affirmed the dismissals of most, but not all, of the claims. In March 2011, Aon entered into a Memorandum of Understanding documenting a settlement of the civil cases consolidated in the U.S. District Court for the District of New Jersey. Under that agreement, Aon will pay $550,000 in exchange for dismissal of the class claims. This agreement remains subject to court approval. Several non-class claims brought by individual plaintiffs who opted out of the class action proceeding will remain pending, but the Company does not believe these present material exposure to the Company individually or in the aggregate. The outcome of these lawsuits, and any losses or other payments that may result, cannot be predicted at this time.

Following inquiries from regulators, the Company commenced an internal review of its compliance with certain U.S. and non-U.S. anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). In January 2009, Aon Limited, Aon’s principal U.K. brokerage subsidiary, entered into a settlement agreement with the Financial Services Authority (“FSA”) to pay a £5.25 million fine arising from its failure to exercise reasonable care to establish and maintain effective systems and controls to counter the risks of bribery arising from the use of overseas firms and individuals who helped it win business. On December 20, 2011, Aon entered into settlement agreements with the U.S. Department of Justice (“DOJ”) and the U.S. Securities and Exchange Commission (“SEC”). Both settlements arose from and related to the making of improper payments, directly and through third parties, to government officials, the failure to maintain accurate books and records and the failure to maintain sufficient internal controls to prevent violations of the FCPA. The DOJ settlement involved a Non-Prosecution Agreement and also consisted of a monetary penalty in the amount of $1.8 million. The SEC settlement required Aon to pay a total of $14.5 million in disgorgement and prejudgment interest. Under the Non-Prosecution Agreement, Aon must bring to the DOJ’s attention all criminal conduct by, or criminal investigations of, Aon or any of its senior managerial employees that comes to the attention of Aon or its senior management, as well as any administrative proceeding or civil action brought by any U.S. or foreign governmental authority that alleges fraud or corruption by or against Aon.

A retail insurance brokerage subsidiary of Aon provides insurance brokerage services to Northrop Grumman Corporation (“Northrop”). This Aon subsidiary placed Northrop’s excess property insurance program for the period covering 2005. Northrop suffered a substantial loss in August 2005 when Hurricane Katrina damaged Northrop’s facilities in the Gulf states. Northrop’s excess insurance carrier, Factory Mutual Insurance Company (“Factory Mutual”), denied coverage for the claim pursuant to a flood exclusion. Northrop sued Factory Mutual in the United States District Court for the Central District of California and later sought to add this Aon subsidiary as a defendant, asserting that if Northrop’s policy with Factory Mutual does not cover the losses suffered by Northrop stemming from Hurricane Katrina, then this Aon subsidiary will be responsible for Northrop’s losses. On August 26, 2010, the court granted in large part Factory Mutual’s motion for partial summary judgment regarding the applicability of the flood exclusion and denied Northrop’s motion to add this Aon subsidiary as a defendant in the federal lawsuit. On January 27, 2011, Northrop filed suit against this Aon subsidiary in state court in Los

Angeles, California, pleading claims for negligence, breach of contract and negligent misrepresentation. Aon believes that it has meritorious defenses and intends to vigorously defend itself against these claims. The outcome of this lawsuit, and the amount of any losses or other payments that may result, cannot be predicted at this time.

Another retail insurance brokerage subsidiary of Aon has been sued in Tennessee state court by a client, Opry Mills Mall Limited Partnership (“Opry Mills”), that sustained flood damage to its property in May 2010. The lawsuit seeks $200 million from numerous insurers with whom this Aon subsidiary placed the client’s property insurance coverage. The insurers contend that only $50 million in coverage is available for the loss because the flood event occurred on property in a high hazard flood zone. Opry Mills is seeking full coverage from the insurers for the loss and has sued this Aon subsidiary in the alternative for the same $150 million difference on various theories of professional liability if the court determines there is not full coverage. Aon believes it has meritorious defenses and intends to vigorously defend itself against these claims. The outcome of this lawsuit, and any losses or other payments that may result, cannot be reasonably predicted at this time.

A pensions consulting and administration subsidiary of Hewitt before its acquisition by Aon provided investment consulting advisory services to the Trustees of the Philips UK pension fund and the relevant employer of fund beneficiaries (together, “Philips”). In December 2011, the Aon subsidiary received notice of a potential claim alleging negligence and breach of duty. The notice asserts Philips’ right to claim damages related to Philips’ purchase of certain investment structures pursuant to the supply of the advisory services, which is said to have caused Philips to incur substantial losses. No lawsuit has yet been filed. Aon believes that it has meritorious defenses and intends to vigorously defend itself against these allegations. The outcome of this circumstance, and the amount of any losses or other payments that may result, cannot be reasonably predicted at this time.

From time to time, Aon’s clients may bring claims and take legal action pertaining to the performance of fiduciary responsibilities. Whether client claims and legal action related to the Company’s performance of fiduciary responsibilities are founded or unfounded, if such claims and legal actions are resolved in a manner unfavorable to the Company, they may adversely affect Aon’s financial results and materially impair the market perception of the Company and that of its products and services.

Although the ultimate outcome of all matters referred to above cannot be ascertained, and liabilities in indeterminate amounts may be imposed on Aon or its subsidiaries, on the basis of present information, amounts already provided, availability of insurance coverages and legal advice received, it is the opinion of management that the disposition or ultimate determination of such claims will not have a material adverse effect on the consolidated financial position of Aon. However, it is possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

Guarantees and Indemnifications

Aon provides a variety of guarantees and indemnifications to its customers and others. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These amounts may bear no relationship to the expected future payments, if any, for these guarantees and indemnifications. Any anticipated amounts payable that are deemed to be probable and reasonably estimable are recognized in Aon’s Consolidated Financial Statements.

Aon has total letters of credit (“LOCs”) outstanding for approximately $75 million and $71 million at December 31, 2011 and 2010, respectively. These letters of credit cover the beneficiaries related to Aon’s Canadian pension plan, secure deductible retentions on Aon’s own workers compensation program, an Aon Hewitt sublease agreement for office space, and one of the U.S. pension plans. Aon also has issued LOCs to cover contingent payments for taxes and other business obligations to third parties, and other guarantees for miscellaneous purposes at its international subsidiaries.

Aon has certain contractual contingent guarantees for premium payments owed by clients to certain insurance companies. The maximum exposure with respect to such contractual contingent guarantees was approximately $48 million at December 31, 2011.

Aon has provided commitments to fund certain limited partnerships in which it has an interest in the event that the general partners request funding. Some of these commitments have specific expiration dates and the maximum potential funding under these commitments was $64 million at December 31, 2011. During 2011, the Company funded $15 million of these commitments.

Aon expects that as prudent business interests dictate, additional guarantees and indemnifications may be issued from time to time.

17.                               Related Party Transactions

During 2011, the Company, in the ordinary course of business, provided retail brokerage, consulting and financial advisory services to, and received wholesale brokerage services from, an entity that is controlled by one of the Company’s stockholders. These transactions were negotiated at an arms-length basis and contain customary terms and conditions. During 2011, commissions and fee revenue from these transactions was approximately $9 million.

18.                               Segment Information

The Company has two reportable operating segments: Risk Solutions and HR Solutions. Unallocated income and expenses, when combined with the operating segments and after the elimination of intersegment revenues and expenses, total to the amounts in the Consolidated Financial Statements.

Reportable operating segments have been determined using a management approach, which is consistent with the basis and manner in which Aon’s chief operating decision maker (“CODM”) uses financial information for the purposes of allocating resources and assessing performance. The CODM assesses performance based on operating segment operating income and generally accounts for intersegment revenue as if the revenue were from third parties and at what management believes are current market prices. The Company does not present net assets by segment as this information is not reviewed by the CODM.

Risk Solutions acts as an advisor and insurance and reinsurance broker, helping clients manage their risks, via consultation, as well as negotiation and placement of insurance risk with insurance carriers through Aon’s global distribution network.

HR Solutions partners with organizations to solve their most complex benefits, talent and related financial challenges, and improve business performance by designing, implementing, communicating and administering a wide range of human capital, retirement, investment management, health care, compensation and talent management strategies.

Aon’s total revenue is as follows (in millions):

Years ended December 31	2011	2010	2009
Risk Solutions	$6,817	$6,423	$6,305
HR Solutions	4,501	2,111	1,267
Intersegment elimination	(31)	(22)	(26)
Total operating segments	11,287	8,512	7,546
Unallocated	—	—	49
Total revenue	$11,287	$8,512	$7,595

Commissions, fees and other revenues by product are as follows (in millions):

Years ended December 31	2011	2010	2009
Retail brokerage	$5,303	$4,925	$4,747
Reinsurance brokerage	1,463	1,444	1,485
Total Risk Solutions Segment	6,766	6,369	6,232
Consulting services	2,251	1,387	1,075
Outsourcing	2,272	731	191
Intrasegment	(23)	(8)	—
Total HR Solutions Segment	4,500	2,110	1,266
Intersegment	(31)	(22)	(26)
Unallocated	—	—	49
Total commissions, fees and other revenues	$11,235	$8,457	$7,521

Fiduciary investment income by segment is as follows (in millions):

Years ended December 31	2011	2010	2009
Risk Solutions	$51	$54	$73
HR Solutions	1	1	1
Total fiduciary investment income	$52	$55	$74

A reconciliation of segment operating income before tax to income from continuing operations before income taxes is as follows (in millions):

Years ended December 31	2011	2010	2009
Risk Solutions	$1,314	$1,194	$900
HR Solutions	448	234	203
Segment income from continuing operations before income taxes	1,762	1,428	1,103
Unallocated revenue	—	—	49
Unallocated expenses	(156)	(202)	(131)
Interest income	18	15	16
Interest expense	(245)	(182)	(122)
Other income	5	—	34
Income from continuing operations before income taxes	$1,384	$1,059	$949

Unallocated revenue consists primarily of revenue from the Company’s ownership in investments.

Unallocated expenses include administrative or other costs not attributable to the operating segments, such as corporate governance costs and the costs associated with corporate investments. Interest income represents income earned primarily on operating cash balances and miscellaneous income producing securities. Interest expense represents the cost of worldwide debt obligations.

Other income primarily consists of equity earnings and realized gains (losses) on the sale of investments, disposal of businesses and extinguishment of debt.

Revenues are generally attributed to geographic areas based on the location of the resources producing the revenues. Intercompany revenues and expenses are eliminated in consolidated results.

Consolidated revenue by geographic area is as follows (in millions):

Years ended December 31	Total	United States	Americas other than U.S.	United Kingdom	Europe, Middle East, & Africa	Asia Pacific
2011	$11,287	$5,134	$1,176	$1,519	$2,377	$1,081
2010	8,512	3,400	978	1,322	2,035	777
2009	7,595	2,789	905	1,289	1,965	647

Consolidated non-current assets by geographic area are as follows (in millions):

Years ended December 31	Total	United States	Americas other than U.S.	United Kingdom	Europe, Middle East, & Africa	Asia Pacific
2011	$13,789	$8,617	$574	$1,589	$2,448	$561
2010	14,158	9,135	503	1,532	2,426	562

Effective January 1, 2012, the Company moved the global Aon Hewitt Health and Benefits consulting business from the HR Solutions segment to the Risk Solutions segment. The move will allow the business to benefit from a broader global distribution channel and to promote the Company’s deep health and benefits capabilities in data and analytics with clients and insurance carriers. In addition to the disclosures required for the reportable segments as they existed at December 31, 2011, the Company has included the following disclosures reflecting the move of this business from HR Solutions to Risk Solutions below for all periods presented. Segment disclosures by geographic area are not impacted by this move.

Aon’s total revenue reflecting the move of the Health and Benefits consulting business from the HR Solutions segment to the Risk Solutions segment for all periods presented is as follows (in millions):

Years ended December 31	2011	2010	2009
Risk Solutions	$7,537	$6,989	$6,835
HR Solutions	3,781	1,545	737
Intersegment elimination	(31)	(22)	(26)
Total operating segments	11,287	8,512	7,546
Unallocated	—	—	49
Total revenue	$11,287	$8,512	$7,595

Aon’s total commissions, fees and other revenues by product reflecting the move of the Health and Benefits consulting business from the HR Solutions segment to the Risk Solutions segment for all periods presented is as follows (in millions):

Years ended December 31	2011	2010	2009
Retail brokerage	$6,022	$5,491	$5,277
Reinsurance brokerage	1,463	1,444	1,485
Total Risk Solutions Segment	7,485	6,935	6,762
Consulting services	1,532	821	545
Outsourcing	2,272	731	191
Intrasegment	(23)	(8)	—
Total HR Solutions Segment	3,781	1,544	736
Intersegment	(31)	(22)	(26)
Unallocated	—	—	49
Total commissions, fees and other revenue	$11,235	$8,457	$7,521

Aon’s fiduciary investment income by segment reflecting the move of the Health and Benefits consulting business from the HR Solutions segment to the Risk Solutions segment for all periods presented is as follows (in millions):

Years ended December 31	2011	2010	2009
Risk Solutions	$52	$54	$73
HR Solutions	—	1	1
Total fiduciary investment income	$52	$55	$74

A reconciliation of segment operating income before tax to income from continuing operations before income taxes reflecting the move of the Health and Benefits consulting business from the HR Solutions segment to the Risk Solutions segment for all periods presented is as follows (in millions):

Years ended December 31	2011	2010	2009
Risk Solutions	$1,414	$1,307	$1,003
HR Solutions	348	121	100
Segment income from continuing operations before income taxes	1,762	1,428	1,103
Unallocated revenue	—	—	49
Unallocated expenses	(156)	(202)	(131)
Interest income	18	15	16
Interest expense	(245)	(182)	(122)
Other income	5	—	34
Income from continuing operations before income taxes	$1,384	$1,059	$949

19.    Quarterly Financial Data (Unaudited)

Selected quarterly financial data for the years ended December 31, 2011and 2010 as follows (in millions, except per share data):

	1Q	2Q	3Q	4Q	2011
INCOME STATEMENT DATA
Commissions, fees and other revenue	$2,748	$2,799	$2,708	$2,980	$11,235
Fiduciary investment income	11	12	15	14	52
Total revenue	$2,759	$2,811	$2,723	$2,994	$11,287
Operating income	$396	$434	$341	$435	$1,606
Income from continuing operations	$253	$265	$208	$280	$1,006
Loss from discontinued operations	2	2	—	—	4
Net income	255	267	208	280	1,010
Less: Net income attributable to noncontrolling interests	9	9	10	3	31
Net income attributable to Aon stockholders	$246	$258	$198	$277	$979
PER SHARE DATA
Basic:
Income from continuing operations	$0.72	$0.76	$0.59	$0.84	$2.91
Loss from discontinued operations	—	—	—	$0.01	$0.01
Net income	$0.72	$0.76	$0.59	$0.85	$2.92
Diluted:
Income from continuing operations	$0.71	$0.75	$0.59	$0.82	$2.86
Loss from discontinued operations	—	—	—	$0.01	0.01
Net income	$0.71	$0.75	$0.59	$0.83	$2.87
COMMON STOCK DATA
Dividends paid per share	$0.15	$0.15	$0.15	$0.15	$0.60
Price range:
High	$53.17	$54.58	$52.17	$51.11	$54.58
Low	$43.31	$48.66	$39.68	$39.90	$39.68
Shares outstanding	330.5	326.7	323.3	324.4	324.4
Average monthly trading volume	—	—	—	—	—

	1Q	2Q	3Q	4Q	2010
INCOME STATEMENT DATA
Commissions, fees and other revenue	$1,891	$1,883	$1,786	$2,897	$8,457
Fiduciary investment income	13	15	15	12	55
Total revenue	$1,904	$1,898	$1,801	$2,909	$8,512
Operating income	$273	$268	$263	$422	$1,226
Income from continuing operations	$186	$184	$147	$242	$759
Loss from discontinued operations	—	(26)	—	(1)	(27)
Net income	186	158	147	241	732
Less: Net income attributable to noncontrolling interests	8	5	3	10	26
Net income attributable to Aon stockholders	$178	$153	$144	$231	$706
PER SHARE DATA
Basic:
Income from continuing operations	$0.65	$0.64	$0.52	$0.68	$2.50
Loss from discontinued operations	—	(0.09)	—	—	(0.09)
Net income	$0.65	$0.55	$0.52	$0.68	$2.41
Diluted:
Income from continuing operations	$0.63	$0.63	$0.51	$0.67	$2.46
Loss from discontinued operations	—	(0.09)	—	—	(0.09)
Net income	$0.63	$0.54	$0.51	$0.67	$2.37
COMMON STOCK DATA
Dividends paid per share	$0.15	$0.15	$0.15	$0.15	$0.60
Price range:
High	$43.16	$44.34	$40.08	$46.24	$46.24
Low	$37.33	$37.06	$35.10	$38.72	$35.10
Shares outstanding	269.4	269.7	270.9	332.3	332.3
Average monthly trading volume	37.2	38.7	80.3	54.4	52.7

20.  Guarantee of Registered Securities

As previously reported in the 8-K filed, in connection with the Redomestication, on April 2, 2012, Aon plc (“Parent Guarantor”) entered into various agreements pursuant to which it agreed to guarantee the obligations of Aon Corporation (“Subsidiary Issuer”) arising under issued and outstanding debt securities. Aon Corporation is a 100% indirectly owned subsidiary of Aon plc. The debt securities that are subject to Rule 3-10 of Regulation S-X are the 7.375% debt securities due December 2012, the 3.50% senior notes due September 2015, the 3.125% senior notes due May 2016, the 5.00% senior notes due September 2020, the 8.205% junior subordinated deferrable interest debentures due January 2027 and the 6.25% senior notes due September 2040. All guarantees of Aon plc are full and unconditional. There are no subsidiaries of Aon plc that are guarantors of the debt.

The following tables set forth condensed consolidating statements of income for the years ended December 31, 2011, 2010 and 2009, condensed consolidating statements of comprehensive income for the years ended December 31 2011, 2010 and 2009, condensed consolidating statements of financial position as of December 31, 2011 and December 31, 2010, and condensed consolidating statements of cash flows for the years ended December 31, 2011, 2010 and 2009 in accordance with Rule 3-10 of Regulation S-X in connection with the filing with the Securities and Exchange Commission of a shelf registration statement related to securities that may be offered from time to time, by the Company or Aon Delaware. The condensed consolidating financial information includes the accounts of Aon plc, the accounts of Aon Corporation, and the combined accounts of the non-guarantor subsidiaries. The condensed consolidating financial statements are presented in all periods as a merger under common control, with Aon plc presented as the Parent Guarantor in all periods prior and subsequent to the Redomestication. The principal consolidating adjustments are to eliminate the investment in subsidiaries and intercompany balances and transactions.

Condensed Consolidating Statement of Income

	Year Ended December 31, 2011
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue
Commissions, fees and other	$—	$—	$11,236	$(1)	$11,235
Fiduciary investment income	—	2	50	—	52
Total revenue	—	2	11,286	(1)	11,287

Expenses
Compensation and benefits	—	115	6,452	—	6,567
Other general expenses	—	9	3,107	(2)	3,114
Total operating expenses	—	124	9,559	(2)	9,681
Operating (loss) income	—	(122)	1,727	1	1,606
Interest income	—	4	14	—	18
Interest expense	—	(171)	(74)	—	(245)
Intercompany interest income (expense)	—	180	(180)	—	—
Other (expense) income	—	(9)	15	(1)	5
(Loss) income from continuing operations before income taxes	—	(118)	1,502	—	1,384
Income tax (benefit) expense	—	(43)	421	—	378
(Loss) income from continuing operations	—	(75)	1,081	—	1,006

Income from discontinued operations before taxes	—	5	—	—	5
Income tax expense	—	1	—	—	1
Income from discontinued operations	—	4	—	—	4

Equity in earnings of subsidiaries, net of tax	979	921	850	(2,750)	—

Net income	979	850	1,931	(2,750)	1,010
Less: Net income attributable to noncontrolling interests	—	—	31	—	31
Net income attributable to Aon shareholders	$979	$850	$1,900	$(2,750)	$979

Condensed Consolidating Statement of Income

	Year Ended December 31, 2010
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue
Commissions, fees and other	$—	$—	$8,459	$(2)	$8,457
Fiduciary investment income	—	15	40	—	55
Total revenue	—	15	8,499	(2)	8,512

Expenses
Compensation and benefits	—	44	5,053	—	5,097
Other general expenses	—	36	2,155	(2)	2,189
Total operating expenses	—	80	7,208	(2)	7,286
Operating (loss) income	—	(65)	1,291	—	1,226
Interest income	—	7	8	—	15
Interest expense	—	(105)	(77)		(182)
Intercompany interest income (expense)	—	133	(133)		—
Other (expense) income	—	(3)	3		—
(Loss) income from continuing operations before taxes	—	(33)	1,092	—	1,059
Income tax (benefit) expense	—	(14)	314	—	300
(Loss) income from continuing operations	—	(19)	778	—	759

Loss from discontinued operations before taxes	—	(39)	—	—	(39)
Income tax benefit	—	(12)	—	—	(12)
Loss from discontinued operations	—	(27)	—	—	(27)

Equity in earnings of subsidiaries, net of tax	706	622	576	(1,904)	—

Net income	706	576	1,354	(1,904)	732
Less: Net income attributable to noncontrolling interests	—	—	26	—	26
Net income attributable to Aon shareholders	$706	$576	$1,328	$(1,904)	$706

Condensed Consolidating Statement of Income

	Year Ended December 31, 2009
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue
Commissions, fees and other	$—	$—	$7,521	$—	$7,521
Fiduciary investment income	—	32	42	—	74
Total revenue	—	32	7,563	—	7,595

Expenses
Compensation and benefits	—	(105)	4,702	—	4,597
Other general expenses	—	(7)	1,984	—	1,977
Total operating expenses	—	(112)	6,686	—	6,574
Operating income	—	144	877	—	1,021
Interest income	—	6	10	—	16
Interest expense	—	(63)	(59)	—	(122)
Intercompany interest income (expense)	—	121	(121)	—	—
Other income	—	26	8	—	34
Income from continuing operations before taxes	—	234	715	—	949
Income tax expense	—	89	179	—	268
Income from continuing operations	—	145	536	—	681

(Loss) income from discontinued operations before taxes	—	(4)	87	—	83
Income tax (benefit) expense	—	(2)	(26)	—	(28)
Income from discontinued operations	—	(2)	113	—	111

Equity in earnings of subsidiaries, net of tax	747	496	639	(1,882)	—

Net income	747	639	1,288	(1,882)	792
Less: Net income attributable to noncontrolling interests	—	—	45	—	45
Net income attributable to Aon shareholders	$747	$639	$1,243	$(1,882)	$747

Condensed Consolidating Statement of Comprehensive Income

	Year Ended December 31, 2011
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income	$979	$850	$1,931	$(2,750)	$1,010
Less: Net income attributable to noncontrolling interests	—	—	31	—	31
Net income attributable to Aon shareholders	$979	$850	$1,900	$(2,750)	$979
Other comprehensive income, net of tax:
Change in fair value of derivatives	—	—	(13)	—	(13)
Foreign currency translation adjustments	—	(6)	(37)	—	(43)
Post-retirement benefit obligation	—	(173)	(223)	—	(396)
Total other comprehensive loss	—	(179)	(273)	—	(452)
Equity in other comprehensive (loss) income of subsidiaries, net of tax	(453)	(277)	(456)	1,186	—
Less: Other comprehensive income attributable to noncontrolling interests	—	—	1	—	1
Total other comprehensive income attributable to Aon shareholders	(453)	(456)	(730)	1,186	(453)
Comprehensive income attributable to Aon shareholders	$526	$394	$1,170	$(1,564)	$526

Condensed Consolidating Statement of Comprehensive Income

	Year Ended December 31, 2010
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income	$706	$576	$1,354	$(1,904)	$732
Less: Net income attributable to noncontrolling interests	—	—	26	—	26
Net income attributable to Aon shareholders	$706	$576	$1,328	$(1,904)	$706
Other comprehensive income, net of tax:
Change in in accounting principle	—	(44)	—	—	(44)
Change in fair value of derivatives	—	(17)	(7)	—	(24)
Foreign currency translation adjustments	—	125	(260)	—	(135)
Post-retirement benefit obligation	—	(62)	21	—	(41)
Total other comprehensive income (loss)	—	2	(246)	—	(244)
Equity in other comprehensive (loss) income of subsidiaries, net of tax	(242)	(231)	(229)	702	—
Less: Other comprehensive income attributable to noncontrolling interests	—	—	(2)	—	(2)
Total other comprehensive income attributable to Aon shareholders	(242)	(229)	(473)	702	(242)
Comprehensive income attributable to Aon shareholders	$464	$347	$855	$(1,202)	$464

Condensed Consolidating Statement of Comprehensive Income

	Year Ended December 31, 2009
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income	$747	$639	$1,288	$(1,882)	$792
Less: Net income attributable to noncontrolling interests	—	—	45	—	45
Net income attributable to Aon shareholders	$747	$639	$1,243	$(1,882)	$747
Other comprehensive income, net of tax:
Change in fair value of derivatives	—	(12)	25	—	13
Change in investment gains/losses	—	(9)	(3)	—	(12)
Foreign currency translation adjustments	—	(6)	209	—	203
Post-retirement benefit obligation	—	(32)	(381)	—	(413)
Total other comprehensive loss	—	(59)	(150)	—	(209)
Equity in other comprehensive (loss) income of subsidiaries, net of tax	(213)	(157)	(216)	586	—
Less: Other comprehensive income attributable to noncontrolling interests	—	—	4	—	4
Total other comprehensive income attributable to Aon shareholders	(213)	(216)	(370)	586	(213)
Comprehensive income attributable to Aon shareholders	$534	$423	$873	$(1,296)	$534

Condensed Consolidating Statement of Financial Position

	As of December 31, 2011
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

ASSETS

Cash and cash equivalents	$—	$(21)	$293	$—	$272
Short-term investments	—	321	464	—	785
Receivables, net	—	2	3,181	—	3,183
Fiduciary assets	—	—	10,838	—	10,838
Intercompany receivables	3	610	539	(1,152)	—
Other current assets	—	57	378	(8)	427
Total Current Assets	3	969	15,693	(1,160)	15,505
Goodwill	—	—	8,770	—	8,770
Intangible assets, net	—	—	3,276	—	3,276
Fixed assets, net	—	—	783	—	783
Investments	—	39	200	—	239
Deferred tax assets	—	702	258	(702)	258
Intercompany receivables	—	2,133	2,202	(4,335)	—
Other non-current assets	—	198	523	—	721
Investments in subsidiary	10,183	9,269	7,714	(27,166)	—
TOTAL ASSETS	$10,186	$13,310	$39,419	$(33,363)	$29,552

LIABILITIES AND EQUITY

Fiduciary liabilities	$—	$—	$10,838	$—	$10,838
Short-term debt and current portion of long-term debt	—	318	19	—	337
Accounts payable and accrued liabilities	—	78	1,758	(4)	1,832
Intercompany payables	—	206	609	(815)	—
Other current liabilities	—	5	752	(4)	753
Total Current Liabilities	—	607	13,976	(823)	13,760
Long-term debt	—	3,063	1,092	—	4,155
Deferred tax liabilities	—	—	1,003	(702)	301
Pension and other post employment liabilities	—	1,407	785	—	2,192
Intercompany payables	2,108	378	2,186	(4,672)	—
Other non-current liabilities	—	141	883	—	1,024
TOTAL LIABILITIES	2,108	5,596	19,925	(6,197)	21,432

TOTAL AON SHAREHOLDERS’ EQUITY	8,078	7,714	19,452	(27,166)	8,078
Noncontrolling interests	—	—	42	—	42
TOTAL EQUITY	8,078	7,714	19,494	(27,166)	8,120

TOTAL LIABILITIES AND EQUITY	$10,186	$13,310	$39,419	$(33,363)	$29,552

Condensed Consolidating Statement of Financial Position

	As of December 31, 2010
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

ASSETS

Cash and cash equivalents	$—	$14	$332	$—	$346
Short-term investments	—	437	348	—	785
Receivables, net	—	9	2,692	—	2,701
Fiduciary assets	—	—	10,063	—	10,063
Intercompany receivables	—	1,083	535	(1,618)	—
Other current assets	—	70	555	(1)	624
Total Current Assets	—	1,613	14,525	(1,619)	14,519
Goodwill	—	—	8,647	—	8,647
Intangible assets, net	—	—	3,611	—	3,611
Fixed assets, net	—	—	781	—	781
Investments	—	76	236	—	312
Deferred tax assets	—	647	309	(651)	305
Intercompany receivables	—	1,447	2,453	(3,900)	—
Other non-current assets	—	310	498	(1)	807
Investments in subsidiary	10,359	9,266	8,009	(27,634)	—
TOTAL ASSETS	$10,359	$13,359	$39,069	$(33,805)	$28,982

LIABILITIES AND EQUITY

Fiduciary liabilities	—	$—	$10,063	$—	$10,063
Short-term debt and current portion of long-term debt	—	97	395	—	492
Accounts payable and accrued liabilities	—	77	1,733	—	1,810
Intercompany payables		387	1,229	(1,616)	—
Other current liabilities	—	1	584	(1)	584
Total Current Liabilities	—	562	14,004	(1,617)	12,949
Long-term debt	—	3,279	735	—	4,014
Deferred tax liabilities	—	—	1,314	(651)	663
Pension and other post employment liabilities	—	1,202	694	—	1,896
Intercompany payables	2,108	155	1,639	(3,902)	—
Other non-current liabilities	—	152	1,003	(1)	1,154
TOTAL LIABILITIES	2,108	5,350	19,389	(6,171)	20,676

TOTAL AON SHAREHOLDERS’ EQUITY	8,251	8,009	19,625	(27,634)	8,251
Noncontrolling interests	—	—	55	—	55
TOTAL EQUITY	8,251	8,009	19,680	(27,634)	8,306

TOTAL LIABILITIES AND EQUITY	$10,359	$13,359	$39,069	$(33,805)	$28,982

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2011
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES

CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES	$—	$(201)	$1,219	$—	$1,018

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	—	133	57	—	190
Purchases of long-term investments	—	(20)	(10)	—	(30)
Net sales of short-term investments - non-fiduciary	—	115	(123)	—	(8)
Acquisition of businesses, net of cash acquired	—	(5)	(92)	—	(97)
Capital expenditures		—	(241)	—	(241)
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	—	223	(409)	—	(186)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury shares	—	(828)	—	—	(828)
Advances from (to) affiliates	—	768	(768)	—	—
Issuance of shares for employee benefit plans	—	201	—	—	201
Issuance of debt	—	1,290	383	—	1,673
Repayment of debt	—	(1,288)	(400)	—	(1,688)
Cash dividends to shareholders	—	(200)	—	—	(200)
Purchase of shares from noncontrolling interests	—	—	(24)	—	(24)
Dividends paid to noncontrolling interests	—	—	(30)	—	(30)
CASH PROVDED BY (USED FOR) FINANCING ACTIVITIES	—	(57)	(839)	—	(896)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	(10)	—	(10)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(35)	(39)	—	(74)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	14	332	—	346
CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$(21)	$293	$—	$272

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2010
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES

CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES	$—	$(99)	$882	$—	$783

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	—	54	36		90
Purchases of long-term investments	—	(24)	(10)		(34)
Net sales of short-term investments - non-fiduciary	—	(262)	(75)		(337)
Acquisition of businesses, net of cash acquired	—	(2,001)	(77)		(2,078)
Capital expenditures	—	—	(180)		(180)
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	—	(2,233)	(306)	—	(2,539)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury shares	—	(250)	—	—	(250)
Advances from (to) affiliates	—	163	(163)	—	—
Issuance of shares for employee benefit plans	—	194	—	—	194
Issuance of debt	—	2,592	313	—	2,905
Repayment of debt	—	(173)	(643)	—	(816)
Cash dividends to shareholders	—	(175)	—	—	(175)
Purchase of shares from noncontrolling interests	—	—	(15)	—	(15)
Dividends paid to noncontrolling interests	—	—	(20)	—	(20)
CASH USED FOR FINANCING ACTIVITIES	—	2,351	(528)	—	1,823

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	62	—	62
NET DECREASE IN CASH AND CASH EQUIVALENTS	—	19	110	—	129
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	(5)	222	—	217
CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$14	$332	$—	$346

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2009
(millions)	Parent Guarantor	Subsidiary Issuer	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES

CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES	$—	$102	$398	$—	$500

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	—	68	5	—	73
Purchases of long-term investments	—	(18)	(140)	—	(158)
Net sales of short-term investments - non-fiduciary	—	300	(41)	—	259
Acquisition of businesses, net of cash acquired	—	(150)	(113)	—	(263)
Capital expenditures	—	—	(140)	—	(140)
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	—	200	(429)	—	(229)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury	—	(590)	—	—	(590)
Advances from (to) affiliates	—	300	(300)	—	—
Issuance of shares for employee benefit plans	—	163	—	—	163
Issuance of debt	—	—	1,093	—	1,093
Repayment of debt	—	—	(1,118)	—	(1,118)
Cash dividends to shareholders	—	(165)	—	—	(165)
Purchase of shares from noncontrolling interests	—	—	(3)	—	(3)
Dividends paid to noncontrolling interests	—	—	(32)	—	(32)
CASH USED FOR FINANCING ACTIVITIES	—	(292)	(360)	—	(652)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	16	—	16
NET DECREASE IN CASH AND CASH EQUIVALENTS	—	10	(375)	—	(365)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	(15)	597	—	582
CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$(5)	$222	$—	$217

21. Comprehensive Income

In June 2011, the FASB issued guidance that updates principles related to the presentation of comprehensive income. The revised guidance requires companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements and eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholder’s equity. The Company retrospectively applied this guidance for all periods presented within this Form 8-k, with no material impact on its consolidated financial statements.

22. Company Redomestication

On April 2, 2012, the reorganization of the corporate structure of the group of companies controlled by Aon Corporation  as holding company of the Aon group was completed, pursuant to which Aon Corporation merged with one of its indirect, wholly-owned subsidiaries and Aon plc became the publicly-held parent company of the Aon group. This transaction is referred to as the Redomestication. In the Redomestication, each issued and outstanding share of Aon Corporation common stock held by stockholders of Aon Corporation was converted into the right to receive one Class A Ordinary Share, nominal value $0.01 per share, of Aon plc. Likewise, equity incentive and compensation plans were assumed by Aon plc and amended to provide that those plans will now provide for the award and issuance of Class A Ordinary Shares instead of shares of common stock of Aon Corporation on a one-for-one basis. Shares of treasury stock of Aon Corporation were cancelled in the Redomestication. The 2010 Share Repurchase Program, which related to common stock of Aon Corporation and preceded the Redomestication, did not extend to shares of Aon plc. In April 2012, the Company’s Board of Directors therefore authorized a share repurchase program under which up to $5.0 billion of Class A ordinary shares may be repurchased (“2012 Share Repurchase Program”). Under this program, shares may be repurchased through the open market or in privately negotiated transactions, from time to time, based on prevailing market conditions, and will be funded from available capital.